UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Nitches, Inc.

(Exact Name of Registrant As Specified In Its Charter)

Nevada	46-5371570
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1333 N Buffalo Dr., Suite 210 Las Vegas, NV 89128	91505
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (800) 317-2200

Please send copies of all correspondence to:

Dallin G. Drescher, Esq.

1731 Gregory Drive

Layton, UT 84041

dallin@drescherlawgroup.com

Securities to be registered under Section 12(b) of the Act:

None

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.001 par value

(Title of Class)

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

i

In this Form 10, the term “Nitches”, “we”, “us”, “our”, or “the company” refers to Nitches, Inc. and our subsidiaries on a consolidated basis.

ii

Implications of Being an Emerging Growth Company

We are currently not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we did not register our securities under the Exchange Act.  Rather, we are subject to the more limited reporting requirements under the Regulation A reporting regime until this Registration Statement is declared effective.

When we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we also qualify, once this Registration Statement is declared effective, as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

iii

Item 1. Business.

Corporate History and Information

The Company was founded with the name, Beeba’s Creations, Inc., originally as a California corporation and was a wholesale importer and distributor of clothing, home décor and tabletop products it manufactured under its own specifications and distributed in the United States under its own brand labels and other retailer-owned private labels. It changed its name to Nitches, Inc. in 1995 and the Company moved jurisdiction to Nevada in 2008.

On November 5, 2020, International Ventures Society, LLC, a Nevada limited liability company, was appointed custodian of the Company pursuant to an Order of District Court of Clark County, Nevada. On November 6, the Company adopted amended Articles of Incorporation, which created the 2020 Series A Preferred Stock, with one share authorized. This one share effectively controls the Company by representing no less than 60% of all combined votes of Common and Preferred Stock at any time, and was issued to International Ventures Society LLC on the same day.

On December 16, 2020, International Ventures Society, LLC sold the one outstanding share of 2020 Series A Preferred Stock to Accelerate Global Market Solutions, a change of control transactions that resulted in John Morgan becoming CEO and launching the Company’s new business plan.

Business Overview

Nitches works one-on-one with social media influencers from design concept through final manufacturing and distribution to deliver select, superior quality products that reflect the personalities of their unique brands. The social media influencers market the products to their followers on their own social media platforms versus spending excessive amounts on advertising in “traditional” media.

The Nitches corporation is focused on distribution and production of household, lifestyle, travel & leisure, and sports goods and clothing, with a long-term objective of bringing sustainable business practices to the supply chain for these products.  Our method is to identify business partners that are innovating outside of the box of what is currently trendy in the market and outside of the box of traditional marketing.  Nitches aims to find the diamonds in the rough before the world knows about them.  Our objective is to find brands (or people that have brands and people that ARE brands) that are on their way to the top of their verticals with new tech, new concepts, or state-of-the-art patents … and then we take them there; these social influencers are our partners (our “Social Media Partners”) for whom we will white-label and back-end brand merchandise and with whom we will drive demand for goods from sustainable supply chains.

The Company is again in the business of wholesale manufactured goods, but it white-labels them under the brand names of our Social Media Partners and also distributes them in an on-line “department store” where each of our Social Media Partners can sell their respective white-labeled merchandise marketing them first to their own social media followers as the “patient zeros” of  their viral marketing campaigns to commercialize the personal “brands” they have built.  Our business plan is place orders with global manufacturers of high margin household, lifestyle, travel & leisure, and sporting goods, white label these products under the brands that Our Social Media Partners have already cultivated, and then use  the social media follower base of Our Social Media Partners to market and promote the products and distribute them through on-line store on the Nitches website, https://nitchescorp.com/brands/.  This marketplace stitches niches of fans together in an on-line bazaar – hence “Nitches.”

Management believes we will not need an actual sales team to market our white-labeled products as our stable of Social Media Partners each have a built-in market to advertise their merchandise to simply by featuring their own brand merchandise in their social media content.

Management plans to create an equity incentive program whereby our Social Media Partners can earn and vest shares of our common stock by achieving certain social media analytics and sales thresholds thereby being compensated them for the strength of their social media follower base.  Management believes this strategy will be key to attracting strong social media influencers as their modus operandi is capitalizing on their influence, or follower base.  We do not anticipate launching our equity incentive plan before the 4th quarter of 2023 and do not yet have a specific time-frame for doing so.

The first line of goods we have made available to our Social Media Partners to white-label is “athleisure” clothing (clothing designed for exercise and everyday use) as management believes the purpose of the first good to be sold should be to test the market and build brand awareness.  We believe our Nitches clothing and lifestyle products will mesh seamlessly with the social media content of our Social Media Partners as social media is all about showcasing lifestyle.

One Social Media Partner’s on-line store is already open and selling its first product and another one is opening soon; one can check them out here: https://nitchescorp.com/brands/.  So far both brands have placed bulk orders for merchandise which have been fulfilled, but sales have just begun so far only selling a dozen or so items.

Nitches developed the NITCHES OVS its industry-changing Owner Verification System (OVS™) mobile app called “NITCHES OVS”, an application (app) that can be used to verify authenticity and ownership of Nitches’ luxury products, apparel and streetwear clothing items.  The Company believes registering the product and its unique QR code as an NFT will help protect each brand and their name, image and likeness as well as make the purchase of its goods a unique irreplaceable experience for customers.

Nitches has successfully submitted the NITCHES OVS app to Apple iTunes (iPhone) and Google Play (Android) stores. It is now available for buyers who purchase products from stores registered with Nitches. NITCHES OVS is

On October 21, 2021, Nitches signed its first Celebrity Influencer “Mr. John Lewis aka The Badass Vegan” ( https://badassvegan.com ) for its first branded clothing line.  As part of the contract, Nitches will be launching 10 clothing items for Mr. John Lewis aka The Badass Vegan, our brand ambassador, with a lead time of 30 days for the first 10 clothing items and styles to be produced and custom manufactured through Nitches.  The collection is now for sale and a limited number of orders have already been placed and fulfilled.

A template of our Brand Ambassador Agreement is attached at Exhibit 6.1, a version of which we sign with each of our Social Media Partners.  The agreements have a term of three years and may be extended by written agreement of both parties.  The agreements grant the Company a license to use the ambassadors image in our public relations, advertising and marketing to promote company products.  The ambassador has the responsibility to use their social media and participate in certain activities to help promote the Company’s products.  The ambassador is entitled to 50% of the Company’s net profits from the ambassador’s brand.  For more information regarding these agreements, see the Brand Ambassador Agreement attached as Exhibit 6.1.

A rundown of our agreements with each of our Social Media Partners follows:

On March 8, 20211, Nitches signed an agreement with visual artist Anthony Piper will design and write the creative concepts around the collaborative “Peace on Marz” campaign. “Peace on Marz” is the result of a collaboration with Viral Vegan Influencer and Filmmaker John Lewis to create a luxury athleisure clothing collection and comprehensive NFT strategy aimed at protecting our planet.  An important part of the project is developing an animated story for “Peace on Marz,” which will have a similar creative artistic flair as to Trill League, his celebrated web comic and graphic novel. Trill League is a hip-hop infused vision of a black superhero universe. For the “Peace on Marz” campaign, Piper will develop and creative direct a new Intellectual Property (IP) consisting of multi-faceted Marz Variant characters, eye-catching drawings and compelling storylines.

On March 22, 2022, Nitches signed an agreement to design a limited-edition capsule collection with illustrious Football Coach Steve Calhoun and his Armed and Dangerous Football Camp. The pro-style training camps “prepare quarterbacks, wide receivers, tight ends, running backs, defensive backs, safeties and linebackers for the next level and beyond.”  In addition to designing a capsule collection of branded clothing and apparel items, Nitches’ renowned artists will work with Armed and Dangerous to create collectible NFTs (non-fungible tokens) that can be used by buyers as Digital Art.  Management’s strategy use the white-labeled sporting goods ordered under this influencer’s brand to further develop relationships with manufacturers of high margin goods as a necessary step in diversifying the Nitches branded product lines outward from the “athleisure” clothing.

Management believes Nitches Corporation will give our clients and partners access to many of the key alternative production countries. To date, the manufacturers we have used have been located in Hong Kong, but we are continually evaluating other prospects located in different countries. China manufacturing is not the only place that you can get quality mass production at high levels. Working with multiple partner facilities across Asia gives us the best ability to get the right quality production capacity coupled with the lowest price to ensure your high-volume output.  Because we work on a per-project basis and have not yet entered into any long-term partnerships with any single manufacturer, we are able to better protect ourselves from risks related to any individual market and ensure we are receiving quality results at a low price.

On November 25, 2022, management decided to close-down all of its metaverse and NFT initiatives due to prohibitive costs of development, uncertainty of their monetization, and the early results of so-called industry leaders in metaverse development.  The only remaining activities/initiatives involving NFTs are in regards to our Nitches OVS platform, as described below.

Additionally, management abandoned plans to accept cryptocurrency for our online stores due to volatility of price and the concerns that created for management in managing its supply chain.  We had not yet begun to accept any cryptocurrencies in our online store(s).

The company finalized its obligations to assist and launch the Peace on Mars (POM) NFT collection on behalf of the project owner, our Social Media Partner, John Lewis.  The Company was responsible to contract with the artist and pay the fees to mint the collection on opensea.io.  The collection has been minted and can be viewed at the following address: https://opensea.io/collection/peace-on-marz.  Custody of the NFT will be with the individual that goes to the link to mint it, from there it will be distributed to the individual users digital (Ethereum) wallet.  The purpose of the making the POM NFTs available for minting is just to build brand recognition for POM.

They will be transferable and able to be sold on opensea.io, a website to explore, collect, and sell NFTs (“OpenSea”). Open Sea charges a transaction fee on trade of an NFT called a gas fee1.  Nitches’s role in the minting of the NFTs is hosting the “mint page” on its website from the which the NFT connects to the block chain and will be transferred to the user’s digital wallet.  As the host of the “mint page” for the NFTs, the Company is eligible to receive a portion of the gas fees from any sales of the NFTs on the Open Sea platform, which equate to about 6% of any resale through the Open Sea platform. However, the POM NFTs were minted just to build brand recognition for the collection. We do not anticipate any meaningful revenue from the NFTs but are optimistic that they will help with brand recognition and therefore increase product sales. Our only remaining obligations with the POM project relate to promoting and offering the product line in accordance with our Brand Ambassador Agreement.

Anti-Knockoff Owner Verification System (OVS™)

In March of 2022, Nitches completed its industry-changing Owner Verification System (OVS™) mobile app called “NITCHES OVS”. Nitches has successfully submitted the NITCHES OVS app to Apple iTunes (iPhone) and Google Play (Android) stores. It is now available for buyers who purchase products from stores registered with Nitches. NITCHES OVS is an application (app) that can be used to prove ownership of Nitches’ luxury products, apparel and streetwear clothing items.

Nitches developed the NITCHES OVS to show the authenticity of its limited-edition capsule collections and NFTs (non-fungible tokens) that are created with well-known celebrities and influencers. To reduce costs on Ethereum gas fees, Nitches minted its NFTs on the polygon blockchain network. Polygon is faster and less expensive for transactions than Ethereum.

Nitches plans to provide its NITCHES OVS to other businesses that want to protect their products, apparel and clothing from counterfeiting. According to Ghost Data, about 20 percent of fashion products advertised on social media are fake.

The NFTs minted through NITCHES OVS are a digital asset designed to help protect businesses from counterfeiters and to provide consumers with verification that the good purchased is authentic and not a pirated good.  Each product sold by the Company will have a unique QR code that, if the purchaser so desires, can be linked to an NFT which will verify the identity of that product and confirm its authenticity.  The Company does not anticipate the NFTs to have

1 This FAQ on the OpenSea website explains what “gas fees” are, why they are needed, who gets them: https://support.opensea.io/hc/en-us/articles/1500006315941-What-are-gas-fees-

any value separate from the goods they are authenticating, and any transfer of the NFTs will come in conjunction with the sale of the goods which they are authenticating.  The minting of each NFT will be complete at the time of purchase and there will be no fractionalization of the NFTs. There is no dividends, royalties, or other common enterprise that the holders of the NFTs will be entitled to. The NFTs are purely a verification token designed to protect businesses and consumers from counterfeit goods.

The Company believes registering the product and its unique QR code as an NFT will help protect each brand and their name, image and likeness as well as make the purchase of its goods a unique irreplaceable experience for customers by owning a unique wearable NFT clothing item.  The Company believes this will increase engagement with the Company’s social media presence creating an on-line community of its customers thereby improving brand identity for the Company - while also preventing counterfeiting and allowing true verification (consumers and customers can verify they are real and authentic) of authentication (authenticity) of its products with various entertainers, celebrities and social media influencers. However the Company does not believe the NFT will have any value separate from the value of the physical item and purchasers of the physical goods should not expect any capital appreciation of the NFT.

The OVS App is being built on the Ethereum, an open public decentralized platform, where no single person or group has control. The App will integrate with leading Ethereum/Polygon wallets, including MetaMask, Ledger Nano X, TronLink, Scatter, Coinbase and Trust.  The purpose of the NFT created in the OVS App is to verify the good purchased and verify to anyone that it is authentic and not a pirated good infringing on the brand using the OVS App.

The decision whether to mint the NFT is solely within the purchaser of the good and the purchaser has custody over the NFT it decides to mint; each NFT minted has a unique QR code that links to a verification of the good purchased with its purchase date, which also serves to verify if the good was purchased as part of a capsule collection.  The NFT is transferable and designed to be transferred to a buyer of the good it authenticates, however that is purely up to the buyer and seller to decide and negotiate between themselves.  There does exist a second-hand market for vintage clothing and sneakers, in which Nitches OVS verified goods could be sold with ownership of the minted NFT authenticating the good being transferred to the buyer along with the transfer of the actual verified vintage good being purchased.

We do not anticipate the NFT having any value separate from the good it authenticates in that it is not likely to be bought or sold and only transferred with the sale of the good it verifies, however there will be no restrictions on the transfer of the NFT minted by the purchaser of the good.  As Nitches will have zero custody over the minted NFT, these decisions will not be made by management but instead by consumers, and Nitches will not profit from or participate in the NFT in any way; the opportunity to mind the NFT is being provided by the Nitches through its Nitches OVS App solely to prohibit piracy of the goods sold by our Social Media Partners.

Management believes it is quite possible a NFT OVS verified good may sell for more on a secondary market than an unverified good but does not assert any particular expertise in how development of the metaverse and NFTs will go from here.  It only asserts that we believe there is a need to verify the authenticity of purchase goods which the NFTs minted with the Nitches OVS App.  Purchasers of NFTs including those minting NFTs with the Nitches OVS App should be advised that NFT are not a reliable store of value and that they may lose any and all money or other costs incurred in obtaining custody of an NFT.

A second phase of our growth plan will be to consult for, partner with, or acquire our manufacturing vendors to rework their supply chains to qualify for certain Sustainable Manufacturing Certifications.  We have not yet begun any partnerships with any manufacturers and so far only vendor-customer relationships with the manufacturers we have done business with.

In our business plan, the brands of our Social Media Partners that we white-labels products under are an entryway to strategic partnerships with global manufacturers of product ready to scale production to take advantage of the effects of our marketing campaigns. We will act as consultants - and financiers - to these manufacturers to scale their production in a sustainable supply and distribution chain.  The demand for sustainable products will be driven by the follower base our Social Media Partners for whom it will be important because it is important to the social media influencers they are following and with whom we are partnering.

Management plans for the payments for such consultancies, will be in the form of revenue or profit-sharing arrangements with these manufacturers in order to give multiple streams of revenue, which management believes could be bundled and securitized once matured for later stage financing, which the Company could use to finance or acquire and scale those of these manufacturers that have shown growth and/or the most innovation in sustainability.

We could even use a portion of this bundled stream of income for cash giveaway sweepstakes run by our influencers with their follower base as product and cash giveaways is a proven effective means to increase social media engagement, which will attached more influencers to Nitches because they would then be able to use our giveaways to increase their followers while promoting our Nitches branded products.

Management believes this phase of our business plan will lead to residual streams of income from the financing we provide to our manufacturing partners.  As these streams of income mature and become more credit-worthy, our plan is to bundle those streams of income - whose credit is bolstered by the marketing of our Nitches lifestyle influencers - to offer a corporate bond, the proceeds of which will be used to finance the expansion and creation of a totally sustainable supply chain and distribution chain for our global manufacturers. Because the use of funds would be used to scale sustainable “carbon-neutral” manufacturing, management believes such financing would qualify as for “ESG” (Environmental, Social, or Governance) financing. “ESG investing is investing in companies that score highly on environmental and societal responsibility scales as determined by third-party, independent companies and research groups. “ESG investing is investing in companies that score highly on environmental and societal responsibility scales as determined by third-party, independent companies and research groups.”   Management believes Nitches will score well on such scales by living our company ethos and vision -- as well as through the use of consultants expert in qualifying for ESG investing.

A third phase will be when those influencers that meet certain analytics and sales thresholds begin to qualify for the Nitches Equity Incentive Plan for Social Media Influencers (“Equity Incentive Plan”), however we do not intend to begin the Equity Incentive Plan until after our planned growth with our manufacturing vendors and not have not yet set any thresholds or benchmarks for when equity would be granted and/or vested.  Management does not believe it will be able to set any such benchmarks at least until the August 31, 2023 financials have been reported.  For the Equity Incentive Program, we will use our publicly traded common stock for an Equity Incentive Plan for Social Media Influencers with the equity vesting based upon their achievement of certain social media analytics milestones based upon impressions and conversions when posting content showcasing our Nitches products.

Company Ethos, Vision is reflected in the Nitches Brand.

Our business model is anchored in a long-term vision that builds on the heritage of our brands and stimulates creativity and excellence for the next generation of sustainable living.  The success of the marketing of our products will be based on our company living this vision with its operations.

The Nitches Corporation, as a company committed to excellence, we believe that our integrity and ethics are the most important thing. That’s why we conduct ourselves with exemplary integrity and ethics in the conduct of our business and in our relations with all stakeholders.

Rules of conduct, principles and guidelines governing ethics and environmental and social responsibility have been defined to establish the behavior required of the Group’s executives and employees, as well as our suppliers and partners. The Nitches Corporation Code of Conduct constitutes the cornerstone of our ethics and compliance policy.

FIVE OPERATING KEYS TO NITCHES:

1.Discovering Niche Overlooked Concepts & Businesses

2.Collaborative Creative Verticals

3.Advocating Sustainable Materials

4.Global Manufacturing Partnerships

5.Providing Experienced Fundamentals

These areas will be where the Company will be focusing its efforts moving forward. Notwithstanding, the three different areas of focus the Company will consolidate its financials into one statement and not report as different segments.

Intellectual Property

We do not own any trademarks or patents; however, we have our own proprietary source code that we use in operating our app for our “Apparel Ownership Verification System,” which is called “Nitches OVS”.

Employees

The Company’s only employee is its CEO, John Morgan, who is employed full-time.  All other individuals who perform work for the company do so on a contract basis.

Available Information and Reports to Security Holders

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements, and other information with the SEC. Our SEC filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Our website address is http://www.nitchescorp.com. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. When this Registration Statement is effective, we will make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

Item 1A. Risk Factors.

Risk Factors Related to the Company and its Business

We have a limited operating history in our current business plan as a Lifestyle brand conglomerate, so there is limited track record on which to judge our business prospects and management.

We have limited operating history in the sale of retail goods upon which to base an evaluation of our business and prospects. You must consider the risks and difficulties we face as a small operating company with limited operating history.

If we do not successfully address these risks, our business, prospects, operating results and financial condition will be materially and adversely harmed. Operating results for future periods are subject to numerous uncertainties and we cannot assure you that the Company will achieve or sustain profitability. The Company’s prospects must be considered in light of the risks encountered by small operating companies with limited operating history, particularly companies in new and rapidly evolving markets. Operating results will depend upon many factors, including our success in attracting and retaining motivated and qualified personnel, our ability to establish short term credit lines or obtain financing from other sources, such as the contemplated Regulation A offering, our ability to develop and market new products, control costs, and general economic conditions. We cannot assure you that the Company will successfully address any of these risks.

The Company’s success is reliant on one executive who is predominantly responsible for operations and identifying strategic business opportunities.

The Company’s success depends substantially upon one key employee. If he becomes unable or unwilling to perform his functions for the Company, its chances for success will be greatly diminished and the Company may not be able to survive.  The Company does not maintain key-person insurance for this executive, and does not have a contingent plan for his death or incapacity at this time. From time to time, there may be changes in the Company’s executive management team resulting from the hiring or departure of executives. Such changes in the Company’s executive management team may be disruptive to its business. There can be no assurances the Company will be able to find or hire competent executives so it will not be as dependent on one employee.  The Company does not maintain a chief financial officer or in house bookkeeper and so is totally reliant on third parties for the maintenance of its books, preparation of financial statements, and financial analysis of strategic partners and acquisitions.

The Adverse Effects to the Global Economy and the Company’s Operations of the Coronavirus Pandemic May Continue for an Unknown Duration and be Difficult to Predict.

The COVID-19 pandemic has led to severe disruptions and volatility in the global supply chain, market and economies, and those disruptions will likely continue for some time and could intensify at any time in the event a novel variant causes a surge in cases requiring renewed lockdowns or other restrictions. There can be no assurance that the lifting of measures that have been implemented to limit the spread of the virus will mitigate or reverse the effects such measures have had on the economy generally or on the Company.

There can be no assurance that any measures undertaken by the federal government, or by state or local governments, will be effective to mitigate the negative near-term and potentially longer-term impact of the COVID-19 pandemic on employment, construction and the global economy more generally, including but not limited to the continued effects on supply chains and inflation on goods and services.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our customers and could decrease demand for our services. In the spring of 2020, large segments of the U.S. and global economies were impacted by COVID-19, a significant portion of the U.S. population are subject to “stay at home” or similar requirements. The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers (both issuers using our services and investors investing on our platform) and our sales cycles, impact on our customer, employee or industry events, and effect on our vendors, all of which are uncertain and cannot be predicted. At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain. To date, the COVID-19 outbreak, has significantly impacted global markets, U.S. employment numbers, as well as the business prospects of many small business (our potential clients). To the extent COVID- 19 continues to wreak havoc on the markets and limits investment capital or personally impacts any of our key employees, it may have significant impact on our results and operations.

We will need but may be unable to obtain additional funding on satisfactory terms, which could dilute our shareholders or impose burdensome financial restrictions on our business.

We have relied upon cash from financing activities and in the future, we hope to rely more predominantly on revenues generated from operations to fund all of the cash requirements of our activities. However, there can be no assurance that we will be able to generate significant cash from our operating activities in the future to funds our continuing operations. Future financings may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the Common Stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding and impair our ability to secure new sources of funding. However, there can be no assurance that the Company will be able to generate any investor interest in its securities.

We have a history of losses and we expect significant increases in our costs and expenses to result in continuing losses for at least the foreseeable future.

For the periods ended November 30, 2022, August 31, 2022 and 2021, respectively, we generated a loss of approximately ($106,022), ($850,969) and ($19,180,001), bringing the accumulated deficit to approximately

($30,203,991) at November 30, 2022. Increases in costs and expenses may result in a continuation of losses for the foreseeable future. There can be no assurance that we will be commercially successful.

We have outstanding debt and lease commitments, which is secured by our assets and it may make it more difficult for us to make payments on the notes and our other debt and lease obligations.

As of November 30, 2022, we had liabilities totaling approximately $84,786. Our debt commitments could have important consequences to you. For example, they could:

•make it more difficult for us to obtain additional financing in the future for our acquisitions and operations, working capital requirements, capital expenditures, debt service or other general corporate requirements;

•require us to dedicate a substantial portion of our cash flows from operations to the repayment of our debt and the interest associated with our debt rather than to other areas of our business;

•limit our operating flexibility due to financial and other restrictive covenants, including restrictions on incurring additional debt, creating liens on our properties, making acquisitions or paying dividends;

•make it more difficult for us to satisfy our obligations with respect to the notes;

•place us at a competitive disadvantage compared to our competitors that have less debt; and

•make us more vulnerable in the event of adverse economic and industry conditions or a downturn in our business.

Our ability to meet our debt service and lease obligations depends on our future financial and operating performance, which will be impacted by general economic conditions and by financial, business and other competitive factors, many of which are beyond our control. These factors could include operating difficulties, increased operating costs, competition, regulatory developments and delays in our business strategies. Our ability to meet our debt service and lease obligations may depend in significant part on the extent to which we can successfully execute our business strategy and successfully operate our business segments. We may not be able to execute our business strategy and our business operations may be materially impacted.

If our business does not generate sufficient cash flow from operations or future sufficient borrowings are not available to us under our credit agreements or from other sources we might not be able to service our debt and lease commitments, including the notes, or to fund our other liquidity needs. If we are unable to service our debt and lease commitments, due to inadequate liquidity or otherwise, we may have to delay or cancel acquisitions, sell equity securities, sell assets or restructure or refinance our debt. We might not be able to sell our equity securities, sell our assets or restructure or refinance our debt on a timely basis or on satisfactory terms or at all. In addition, the terms of our agreements with original equipment manufacturers or debt agreements may prohibit us from pursuing any of these alternatives.

Regulatory issues. We are subject to a wide variety of regulatory activities, including:

Governmental regulations, claims and legal proceedings. Governmental regulations affect almost every aspect of our business, including the fair treatment of our employees, wage and hour issues, and our financing activities with customers. We could also be susceptible to claims or related actions if we fail to operate our business in accordance with applicable laws.

Accounting rules and regulations. The Financial Accounting Standards Board is currently evaluating several significant changes to generally accepted accounting standards in the U.S., including the rules governing the accounting for leases. Any such changes could significantly affect our reported financial position, earnings and cash flows. In addition, the Securities and Exchange Commission is currently considering adopting rules that would require us to prepare our financial statements in accordance with International Financial Reporting Standards, which could also result in significant changes to our reported financial position, earnings and cash flows.

Inadequacy of capital. The expected gross offering proceeds of a maximum of $4,500,000 may never be realized. While we believe that such proceeds will capitalize and sustain us to allow for the continued execution and operation of our business segments, if only a fraction of this Offering is sold, or if certain business segments financially underperform expectations, we may have inadequate funds to fully develop our business. Although we believe that the proceeds from this Offering will be sufficient to help sustain our development process and business operations, there is no guarantee that we will raise all the funds needed to adequately fund the operations of our business segments.

We may not be able to obtain adequate financing to continue marketing our brands or close acquisitions of new brands for our Lifestyle Brand Portfolio.

We will need to raise additional funds through the issuance of equity, equity-related, or debt securities or through obtaining credit from government or financial institutions. This capital will be necessary to acquire the the brands we are targeting and to diversify our Lifestyle for our target demographics for sales and marketing business. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If we cannot raise additional funds when we need them, our financial condition, results of operations, business and prospects would be materially and adversely affected.

We may pursue strategic transactions which could be difficult to implement, disrupt our business or change our business profile significantly.

Any future strategic acquisition or disposition of assets or a business could involve numerous risks, including: (i) potential disruption of our ongoing business and distraction of management; (ii) difficulty integrating the acquired business or segregating assets and operations to be disposed of; (iii) exposure to unknown, contingent or other liabilities, including litigation arising in connection with the acquisition or disposition or against any business we may acquire; (iv) changing our business profile in ways that could have unintended negative consequences; and (v) the failure to achieve anticipated synergies.

If we enter into significant strategic transactions, the related accounting charges may affect our financial condition and results of operations, particularly in the case of an acquisition. The financing of any significant acquisition may result in changes in our capital structure, including the incurrence of additional indebtedness. A material disposition could require the amendment or refinancing of our outstanding indebtedness or a portion thereof.

We rely on our management team, which has little experience working together.

We depend on a small number of executive officers and other members of management to work effectively as a team, to execute our business strategy and operating business segments, and to manage employees and consultants. Our success will be dependent on the personal efforts of John Morgan, our CEO and such other key personnel. Any of our officers or employees can terminate his or her employment relationship at any time, and the loss of the services of such individuals could have a material adverse effect on our business and prospects. Our management team has worked together for only a very short period of time and may not work well together as a management team.

We may need to raising additional capital by issuing additional securities which could hurt the market for our securities or be on terms more favorable than those of our current shareholders.

We will need to, or desire to, raise substantial additional capital in the future. Our future capital requirements will depend on many factors, including, among others:

•Our degree of success in generating revenue from our Lifestyle Brand Portfolio;

•The costs of establishing or acquiring sales, marketing, and distribution capabilities for our Lifestyle brands;

•The extent to which we acquire or invest in businesses, products, or technologies, and other strategic relationships; and

•The costs of financing unanticipated working capital requirements and responding to competitive pressures.

If we raise additional funds by issuing equity or convertible debt securities, we will reduce the percentage of ownership of the then-existing shareholders, and the holders of those newly-issued equity or convertible debt securities may have rights, preferences, or privileges senior to those possessed by our then-existing shareholders. Additionally, future sales of a substantial number of shares of our Common Stock, or other equity-related securities in the public market could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities. We cannot predict the effect that future sales of our Common Stock, or other equity-related securities would have on the market price of our Common Stock at any given time.

Limitations of Director Liability and Indemnification of Directors and Officers and Employees.

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•breach of their duty of loyalty to us or our stockholders;

•act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Nevada General Corporation Law; or

•transactions for which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. Our bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. We believe that these bylaw provisions are necessary to attract and retain qualified persons as directors and officers. The limitation of liability in our Certificate of Incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Risks of borrowing.

If we incur additional indebtedness, a portion of our future revenues will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair our operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to our rights. A judgment creditor would have the right to foreclose on any of our assets resulting in a material adverse effect on our business, ability to generate revenue, operating results or financial condition.

Unanticipated obstacles to the operations of our business segments.

Marketing of our Lifestyle brands may be capital intensive and subject to ever diffusing attention span and tastes and trends. The Board of Directors believes that the market projections and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of our principals and advisors. The Board of Directors reserve the right to make significant modifications to our stated strategies depending on future events.

Risks of operations.

Our operating results may be volatile, difficult to predict and may fluctuate significantly in the future due to a variety of factors, many of which may be outside of our control. Due to the nature of our target markets and our lack of experience in them, we may be unable to accurately forecast our future revenues and operating results. There are no assurances that we can generate significant revenue or achieve profitability. We anticipate having a sizeable amount of fixed expenses, and we expect to incur losses due to the execution of our business strategy, continued development efforts and related expenses. As a result, we will need to generate significant revenues while containing costs and operating expenses if we are to achieve profitability. We cannot be certain that we will ever achieve sufficient revenue levels to achieve profitability.

Minimal employees or infrastructure.

We will have a small number of employees and we don’t have any operational infrastructure or prior operating history. We intent to rely on our management team, our advisors, third-party consultants, outside attorneys, advisors, accountants, auditors, and other administrators. The loss of services of any of such personnel may have a material adverse effect on our business and operations and there can be no assurance that if any or all of such personnel were to become unavailable, that qualified successors can be found, on acceptable terms.

Limitation on remedies; indemnification.

Our Certificate of Incorporation, as amended from time to time, provides that officers, directors, employees and other agents and their affiliates shall only be liable to the Company and its shareholders for losses, judgments, liabilities and expenses that result from the fraud or other breach of fiduciary obligations. Additionally, we intend to enter into corporate indemnification agreements with each of our officers and directors consistent with industry practice. Thus, certain alleged errors or omissions might not be actionable by the Company. Our governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify its officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Company, including liabilities under applicable securities laws.

No dividends or return of profits.

We have not had any profits from any operations to date. We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain future earnings, if any, to finance the expansion of our operations. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Force Majeure.

Our business is uniquely susceptible to unforeseen delays or failures that are caused by forces of nature and related circumstances. These factors are outside and beyond our control. Delay or failure may be due to any act of God, fire, war, terrorism, flood, strike, labor dispute, disaster, transportation or laboratory difficulties or any similar or dissimilar event beyond our control. We will not be held liable to any shareholder in the event of any such failure.

We may not be able to manage our growth effectively.

Our growth is expected to place, a significant strain on our managerial, operational and financial resources. As our businesses grow in scale and attract more customers, there can be no assurance that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully grow and scale our services, products and offerings. Our operating results will also depend on our ability to expand sales and marketing commensurate with the growth of our diversified businesses. If we are unable to manage growth effectively, our business, results of operations and financial condition will be adversely affected.

Maintaining favorable brand recognition is essential to our success, and failure to do so could materially adversely affect our results of operations, financial condition, liquidity and cash flows.

Our business is heavily dependent upon the favorable brand recognition that our Lifestyle Brand Portfolio brand names have in the markets in which they participate. Factors affecting brand recognition are often outside our control, and our efforts to maintain or enhance favorable brand recognition, such as marketing and advertising campaigns, may not have their desired effects. In addition, it may be difficult to monitor or enforce such requirements, particularly in foreign jurisdictions and various laws may limit our ability to enforce the terms of these agreements or to terminate the agreements. Any decline in perceived favorable recognition of our brands could materially adversely affect our results of operations, financial condition, liquidity and cash flows.

Changes in U.S., global or regional economic conditions.

A decrease in economic activity in the United States or in other regions of the world in which we plan to offer our Lifestyles could adversely affect demand, thus reducing our ability to generate revenue. A decline in economic conditions could reduce our users interest in utilizing our products and services. In addition, an increase in price levels generally, or in price levels in a particular sector such as ingredients needed to appeal to discerning tastes, could result in a overall decrease in disposable income and higher prices for products outside of domestic needs, all of which could also adversely affect our revenues and, at the same time, increase our costs.

Fluctuations in Lifestyle ingredient and supply costs or reduced supplies could harm our business.

We could be adversely affected by limitations on certain inputs, the imposition of mandatory international trade allocations or closing of international borders (such as what has been seen in the COVID19 Pandemic). A severe or protracted disruption of supply chains or significant increases in the prices of materials could have a material adverse effect on supply chains and our financial condition and results of operations, either by directly interfering with our normal activities or by disrupting the our ability to meet the production required by the sales generated by our marketing team.

The concentration of our accounting functions at a limited number of facilities in the United Kingdom creates risks for us.

We have concentrated our accounting functions for the United States in one office location in of our financial analyst in the United Kingdom. A disruption of normal business at any of our principal office location either in Nevada or with our financial analyst in the UK, whether as the result of localized conditions (such as a fire or explosion) or as the result of events or circumstances of broader geographic impact (such as an earthquake, storm, flood, epidemic, strike, act of war, civil unrest or terrorist act), could materially adversely affect our business by disrupting normal reservations, customer service, accounting and systems activities.

The misuse or theft of information we possess could harm our reputation or competitive position, adversely affect the price at which shares of our common stock trade or give rise to material liabilities.

We possess non-public information with respect to individuals, including our customers and our current and former employees, and businesses, as well as non-public information with respect to our own affairs. The misuse or theft of that information by either our employees or third parties could result in material damage to our brand, reputation or competitive position or materially affect the price at which shares of our Common Stock trade. In addition, depending on the type of information involved, the nature of our relationship with the person or entity to which the information relates, the cause and the jurisdiction whose laws are applicable, that misuse or theft of information could result in governmental investigations or material civil or criminal liability. The laws that would be applicable to such a failure are rapidly evolving and becoming more burdensome.

If we acquire any businesses in the future, they could prove difficult to integrate, disrupt our business, or have an adverse effect on our results of operations.

We intend to pursue growth primarily through internal growth, but from time to time we may consider opportunistic acquisitions which may be significant. Any future acquisition would involve numerous risks including, without limitation:

•potential disruption of our ongoing business and distraction of management;

•difficulty integrating the acquired business; and

•exposure to unknown liabilities, including litigation against the companies we may acquire.

If we make acquisitions in the future, acquisition-related accounting charges may affect our balance sheet and results of operations. In addition, the financing of any significant acquisition may result in changes in our capital structure, including the incurrence of additional indebtedness. We may not be successful in addressing these risks or any other problems encountered in connection with any acquisitions.

Manufacturer safety recalls could create risks to our business.

Depending on the current state of international markets, any one recall on any specific brand of our Lifestyles, can incur a loss of business to us.  However at this time we offer a variety of Lifestyles to mitigate such an event.

We rely on third-party suppliers, and we have limited control over them and may not be able to obtain quality products on a timely basis or in sufficient quantity.

We do not manufacture the products we sell or the raw materials for them and rely instead on third-party suppliers.  If we experience significant increased demand, or need to replace an existing manufacturer, there can be no assurance that additional manufacturing capacity will be available when required on terms that are acceptable to us.

We do not have long-term contracts with our suppliers and accordingly could face significant disruptions in supply for our current sources.

We generally do not enter into long-term formal written agreements with our manufacturers and typically transact business with them on an order-by-order basis.  As such, there can be no assurance that there will not be a significant disruption in the supply of our products.  If our current manufacturers became unable to fulfill our orders, there is no guarantee that we would be able to locate alternative suppliers of comparable quality at an acceptable price, or at all.  Without a suitable manufacturer, we would be unable to offer our products and our operations would suffer both in the short and long term.

If we are unable to purchase adequate supplies of competitively priced leads and the cost of marketing increases, our financial condition, results of operations, liquidity and cash flows may be materially adversely affected.

The price and other terms at which we can acquire solar leads vary based on specific markets and other conditions. For example, certain states offer tax incentives, therefore sales leads in said states are usually higher priced.  Consequently, there is no guarantee that we can purchase a sufficient number of sales leads at competitive prices and on competitive terms and conditions. If we are unable to obtain an adequate supply of qualified sales leads, or if we obtain less favorable pricing and other terms when we acquire Marketing dollars and are unable to pass on any increased costs to our customers, then our financial condition, results of operations, liquidity and cash flows may be materially adversely affected.

If third parties claim that we infringe their intellectual property, it may result in costly litigation.

We cannot assure you that third parties will not claim our current or future products or services infringe their intellectual property rights. Any such claims, with or without merit, could cause costly litigation that could consume significant management time. As the number of small batch Lifestyles increase taking advantage of similar market trends there will be increasingly overlap in brand identifications and tread-dress, companies such as ours consolidating multiple brands may become increasingly subject to infringement claims. Such claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements or obtain them on terms acceptable to us.

Failure to comply with federal and state privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.

A variety of federal and state laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. Further, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could adversely affect our business. Federal and state governmental authorities continue to evaluate the privacy implications inherent in the use of third-party web “cookies” for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.  Our ability to collect marketing data could be adversely effected.

No assurances of protection for proprietary rights; reliance on trade secrets.

In certain cases, we may rely on trade secrets to protect intellectual property, proprietary technology and processes, which we have acquired, developed or may develop in the future. There can be no assurances that secrecy obligations will be honored or that others will not independently develop similar or superior products or technology. The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. We may also be subject to claims by other parties with regard to the use of intellectual property, technology information and data, which may be deemed proprietary to others.

If we are unable to expand our direct media and marketing services (social media advertising) to promote our Lifestyle brands and related products, the commercial appeal and brand awareness for our products and services may be diminished.

We will incur significant additional expenses and commit significant additional management resources to develop our social media marketing capabilities. We may not be able to build on the expansion of these capabilities despite these additional expenditures. If we elect to rely on third parties to sell our products in the U.S., we may receive less revenue than if we sold our products directly. In addition, although we would intend to diligently monitor their activities, we may have little or no control over the sales efforts of those third parties. In the event we are unable to develop and expand our own sales force or collaborate with a third party to sell our products, we may not be able to operate our products and/or services which would negatively impact our ability to generate revenue. We may not be able to enter into any marketing arrangements on favorable terms or at all. If we are unable to enter into a marketing arrangement for our products, we may not be able to develop an effective sales force to successfully operate our products and/or services. If we fail to enter into marketing arrangements for our products and are unable to develop an effective sales force, our ability to generate revenue would be limited.

Purchasing and even owning an NFT (non-fungible token) is risky because of how new they are and how much uncertainty there is in their value.

The main challenge faced in the NFT market is the uncertainty in determining the price of the NFT. Now, the price of any NFT will depend on the creativity, uniqueness, scarcity of the buyers and owners, and a lot more. There are considerable fluctuations in the prices of NFT because there is no fixed standard for any particular type of NFT.  There is no legal definition of NFT known in the entire world. Different countries such as UK, Japan, and the EU are moving ahead with different approaches for classifying NFT; therefor ownership of an NFT may have different legal meanings and rights across different countries.   There is a great amount of uncertainty in what it means to own an NFT which creates uncertainty in the value of an NFT or whether it will have any value at all.  Individuals should be extremely cautious in purchasing NFTs as an investment or even in holding them as a store of value.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Common Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our Common Stock could be negatively affected.

Item 2. Financial Information.

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Registratoin Statement. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Registratoin Statement. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

Overview

The Company was founded originally as a California corporation as a wholesale importer and distributor of clothing, home décor and tabletop products manufactured to our specifications and distributed in the United States under our brand labels and retailer-owned private labels. The Company moved jurisdiction to Nevada in 2008.

On November 5, 2020, International Ventures Society, LLC, a Nevada limited liability company, was appointed custodian of the Company pursuant to an Order of District Court of Clark County, Nevada. On November 6, the Company adopted amended Articles of Incorporation, which created the 2020 Series A Preferred Stock, with one share authorized. This one share effectively controls the Company by representing no less than 60% of all combined votes of Common and Preferred Stock at any time, and was issued to International Ventures Society LLC on the same day.

On December 16, 2020, International Ventures Society, LLC sold the one outstanding share of 2020 Series A Preferred Stock to Accelerate Global Market Solutions, a change of control transactions that resulted in John Morgan becoming CEO.

Although the Company does not continue any of its previous operations, the Company again is in the business of wholesale manufactured goods; our business plan is to partner with global manufacturers of high margin household, lifestyle, and travel & leisure goods, white label their products under our “Nitches” and market them using a stable of social media influencers.

Financial Statement Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Pursuant to these rules and regulations, certain information and note disclosures, normally included in financial statements prepared in accordance with GAAP, have been condensed or omitted. GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Operating results for the Company ended December 31, 2020. The balance sheet as of December 31, 2020 has been derived from the unaudited financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements. For further information, refer to the Company’s financial statements and notes thereto. The notes to the unaudited condensed consolidated financial statements are presented on a continuing basis unless otherwise noted.

Summary of Results

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized when all of the following elements are satisfied: (i) there are no uncertainties regarding customer acceptance; (ii) there is persuasive evidence that an agreement exists; (iii) delivery has occurred; (iv) legal title to the products has transferred to the customer; (v) the sales price is fixed or determinable; and (vi) collectability is reasonably assured. At this time the company is in a reorganization phase and has minimal to no revenue.

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable, accrued expenses, derivative liabilities, and loans payable. The carrying values of the financial instruments approximate their fair value due to the short-term nature of these instruments. The fair values of the loans payable have interest rates that approximate market rates.

Derivative Instruments

The Company does not enter into derivative contracts for purposes of risk management or speculation. However, from time to time, the Company enters into contracts, namely convertible notes payable, that are not considered derivative financial instruments in their entirety, but that include embedded derivative features.

In accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 815-15, Embedded Derivatives, and guidance provided by the SEC Staff, the Company accounts for these embedded features as a derivative liability or equity at fair value.

The recognition of the fair value of the derivative instrument at the date of issuance is applied first to the debt proceeds. The excess fair value, if any, over the proceeds from a debt instrument, is recognized immediately in the statement of operations as interest expense. The value of derivatives associated with a debt instrument is recognized at inception as a discount to the debt instrument and amortized to interest expense over the life of the debt instrument. A determination is made upon settlement, exchange, or modification of the debt instruments to determine if a gain or loss on the extinguishment has been incurred based on the terms of the settlement, exchange, or modification and on the value allocated to the debt instrument at such date.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are stated at cost and consist of bank deposits. The carrying amount of cash and cash equivalents approximates fair value.

Accounts Receivable and Allowance for Doubtful Accounts

The Company will bill its customers after its products are shipped. The Company bases its allowance for doubtful accounts on estimates of the creditworthiness of customers, analysis of delinquent accounts, payment histories of its customers and judgment with respect to the current economic conditions. The Company generally does not require collateral. The Company believes the allowances are sufficient to cover uncollectible accounts. The Company reviews its accounts receivable aging on a regular basis for past due accounts, and writes off any uncollectible amounts against the allowance.

Inventory

No Inventory at present or for Fiscal year 2021

Inventory is stated at the lower of cost or market. Cost is principally determined by using the average cost method that approximates the First-In, First-Out (FIFO) method of accounting for inventory. Inventory consists of raw materials as well as finished goods held for sale. The Company’s management monitors the inventory for excess and obsolete items and makes necessary valuation adjustments when required. The Company is in the process of pricing and ordering inventory.

Property and Equipment

None at present or for fiscal year 2021

Property and equipment is recorded at cost less accumulated depreciation. Replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Impairment of Long-Lived Assets

None at present or for fiscal year 2021

Long-lived assets are reviewed for impairment when events or changes in circumstances indicate the book value of the assets may not be recoverable. In accordance with Accounting Standards Codification (“ASC”) 360-10-35-15 Impairment or Disposal of Long-Lived Assets, recoverability is measured by comparing the book value of the asset to the future net undiscounted cash flows expected to be generated by the asset.

No events or changes in circumstances have been identified which would impact the recoverability of the Company’s long- lived assets reported at November 30, 2022.

Current Plan of Operations

Our plan of operations is to shift into a diversified holding company of various Lifestyle brands with growth oriented development can trajectory that can take advantage of our dedicated specialized media marketing operations to grow their sales and distribution. We expect to incur substantial expenditures in the foreseeable future for the development and sales and marketing of our Lifestyle brands and ongoing internal research and development. At this time, we cannot reliably estimate the nature, timing or aggregate amount of such costs. We intend to continue to build our corporate and operational infrastructure and to build interest in our product and service offerings and as such are unable to project those costs at this time.

As noted above, the pivot to this plan of operations requires us to raise significant additional capital immediately. If we are successful in raising capital through the sale of shares offered for sale in this Registration Statement we believe that the Company will have sufficient cash resources to fund its plan of operations for the next twelve months.

We continually evaluate our plan of operations discussed above to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement that aspect of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations. The inability to secure additional capital would have a material adverse effect on us, including the possibility that we would have to sell or forego a portion or all of our assets or cease operations. If we discontinue our operations, we will not have sufficient funds to pay any amounts to our stockholders.

Even if we raise additional capital in the near future, if our operating business segments fail to achieve anticipated financial results, our ability to raise additional capital in the future to fund our operating business segments would likely be seriously impaired. If in the future we are not able to demonstrate favorable financial results or projections from our operating business segments, we will not be able to raise the capital we need to continue our then current business operations and business activities, and we will likely not have sufficient liquidity or cash resources to continue operating.

Because our working capital requirements depend upon numerous factors there can be no assurance that our current cash resources will be sufficient to fund our operations. At present, we have no committed external sources of capital, and do not expect any significant product revenues for the foreseeable future. Thus, we will require immediate additional financing to fund future operations. There can be no assurance, however, that we will be able to obtain funds on acceptable terms, if at all.

Company Growth Strategy

Our long-term strategy is focused on four priorities: expanding and diversifying our revenues from sales of our own brands of Lifestyles; improving our sales and marketing effectiveness of our media operations through analysis of our marketing data grow sales of our branded Lifestyles faster; disciplined acquisition of upstart Lifestyle brands; developing a stream of revenue from providing our sales and marketing services to third party brands.

Credit Facilities

As of May 31, 2020, the Company had notes payable of $138,935 in convertible notes payable, other accrued expenses of $23,500. Other than the foregoing, and to vendors and service providers in the ordinary course of our business, we do not have any other credit facilities or other access to bank credit.

Off-Balance Sheet Arrangements

The Company does not have any derivative financial instrument or other off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Litigation

From time to time we become the subject of litigation that is incurred in the ordinary course of its business. However, to date, we have not been made aware of any actual, pending or threatened litigation against the Company.

Item 3. Properties.

We do not own any significant property. We are currently working remotely.

We lease and maintain our primary offices at 1333 N. Buffalo Dr., Suite 210, Las Vegas, NV 89128, which is a shared/virtual office facility.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets out certain information with respect to the beneficial ownership of the voting securities of the company, as of February 28, 2023, for:

•Each person who we know beneficially owns more than five percent of any class of our voting securities.

•Each of our director and director nominees.

•Each of our executive officers.

•All of our directors, director nominees and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all securities that they beneficially own, subject to applicable community property laws.

	Number of shares of Common Stock Beneficially Owned as of February 28, 2023	Percentage Ownership
Directors and Officers: (1)(2)
John Morgan (2020 Series A Preferred)	1	100%
John Morgan (Common)	25,000,000	59.3%
Greater than 5% Beneficial Owners:
None		%

(1)Unless otherwise indicated, the principal address of the named directors and officers of the Company is c/o Nitches Inc., 1333 N. Buffalo Dr., Unit 210, Las Vegas, NV 89128.

(2)John Morgan has the majority of common votes and, therefore, control over all matters submitted to shareholders.

Item 5. Directors and Executive Officers.

As of February 28, 2023, our directors, executive officers and significant employees were as follows:

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Executive Officers:
John Morgan	Chief Executive Officer	45	Since Jan. 2021	40

During the past five (5) years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses. There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Executive Officers and Directors

John Morgan- CEO Nitches Inc.  Sole Director.

In addition to receiving education and multiple certifications from the University of South Alabama, Columbia Southern, and Mississippi State, Mr. Morgan has been a sales executive in the retail segment for Fortune 100 telecommunications company since 2010 has managed sales teams of as many as 800 people with cumulative with a cumulative value approximately $24 million USD across 20 locations. In addition to this position, Mr. Morgan has held management positions at multiple micro-cap public companies: He has been the chief executive officer (CEO) at ZA Group, Inc. from 2018 to the present; the CEO of Nitches, Inc. from 2020 to the present; the CEO of Lee Pharmaceuticals, Inc. since 2021. He will be resigning from his position at AT&T on December 2, 2022 and from his position at ZA Group, Inc. on January 1, 2023 though he will maintain an advisory role with ZA Group, Inc.

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees, when established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Term of Office

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one (1) year until the meeting of the Board following the annual meeting of shareholders and until their successors have been elected and qualified.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten (10) years:

•been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

•been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self- regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a) (29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth above and in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Code of Business Conduct and Ethics

Our Board plans to adopt a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

Director Compensation

Our directors are not compensated for their role on the Board of Directors.  Our sole director, John Morgan, is compensated by the Company but that compensation is for his role as CEO of the Company.

Item 6. Executive Compensation.

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans and expectations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from the programs summarized in this discussion.

This section describes the material elements of the compensation awarded to, earned by, or paid to our Chief Executive Officer and sole Director, John Morgan, The following table represents information regarding the total compensation our executive officers and director of the Company for the fiscal year ended August 31, 2022:

Name and Principal Position	Cash Compensation	Other Compensation	Total Compensation
John Morgan, CEO, Director	$102,000	$-	$102,000

Total	$102,000	$-	$102,000

(1)Any values reported in the “Other Compensation”, if applicable, column represents the aggregate grant date fair value, computed in accordance with Accounting Standards Codification (“ASC”) 718 Share Based Payments, of grants of stock options to each of our named executive officers and directors.

Employment Agreements.

The company is currently either searching or in negotiations to fill the following positions;

Vice President Finance

Vice President Sales

Vice President Marketing

Vice President Operations

Outstanding Equity Awards

The Company has not made any equity awards to date.

Long-Term Incentive Plans

We currently have no long-term incentive plans.

Compensation of Directors

For the years ended December 31, 2021, no members of our board of directors received compensation in their capacity as directors.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

None.

Item 8. Legal Proceedings.

From time to time we may be involved in various disputes and litigation matters that arise in the ordinary course of business. We are currently not a party to any material legal proceeding.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our shares of common stock are listed on the Over-the-Counter Pink Sheets Exchange (“OTCPNK”) under the symbol “NICH.”

Because we are quoted on the OTCPNK, our securities may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if they were listed on a national securities exchange.

The following table sets forth the high and low closing prices for our common stock for the quarters indicated as reported by OTCPNK. These prices represent quotations between dealers without adjustment for retail mark-up, markdown or commission and may not represent actual transactions.

We had a trading history as follows:

Quarter Ended:	Highest Closing Price
September 30, 2021	$0.4111
December 31, 2021	$0.1849
March 31, 2022	$0.60
June 30, 2022	$0.28
September 30, 2022	$.052
December 31, 2022	$0.0066

Last Reported Price.

On February 10, 2023, the closing price of our shares of common stock reported on OTCPNK was $0.0066 per share.

Holders

As of February 28, 2023, there were 56,759,644 shares of common stock, which were held by approximately 82 shareholders of record. In addition, there was 1 share of our Series Seed Preferred Stock outstanding, which share were held by 1 shareholder of record, our CEO, John Morgan.

Dividends

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Equity Compensation Plans

At present, we do not have an equity compensation plan.

Item 10. Recent Sales of Unregistered Securities.

Since August 31, 2019, the company has engaged in the following unregistered issuances of securities:

Item 11. Description of Registrant’s Securities to be Registered.

We are registering on this Form 10 only our common stock, the terms of which are described below. However, because our preferred stock will remain outstanding following the effectiveness of this Form 10 and some indebtedness may be settled and converted into our common stock, we also describe below the terms of our preferred stock to the extent such terms qualify the rights of our common stock and provide the outstanding amount of our indebtedness.

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation, bylaws and certificate of designation.

Indebtedness.

As of November 30, 2022, the Company had no outstanding indebtedness aside from vendor debt in the ordinary course of business.

Common Stock

As of February 28, 2023, the Company had 300,000,000 shares of Common Stock authorized - after filing a Certificate of Change on December 1, 2021 to increase the authorized common stock, and 56,759,444 shares of Common Stock issued and outstanding.

The holders of the Common Stock are entitled to one vote for each share held at all meetings of shareholders (and written actions in lieu of meeting). There shall be no cumulative voting. The holders of shares of Common Stock are entitled to dividends when and as declared by the Board from funds legally available therefore, and upon liquidation are entitled to share pro rata in any distribution to holders of Common Stock. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock.

The number of authorized shares of Common Stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Preferred Stock

The following table is a summary of the Company’s preferred stock. Please refer to the information following the table for the full terms.

Designation	Authorized Shares	Shares Issued	Ownership	Voting
2020 Series A Preferred	1	1	John Morgan	100%
Votes per share	100
			Class Total	100%

The designations, preferences, limitations and relative rights of the shares of each such class are as follows:

Series “A” Preferred Stock

There is one share of 2020 Series A Preferred stock authorized and issued and outstanding.

The designation, preferences, limitations and relative rights of the Series “A” Preferred Stock are as follows:

2020 Series A Preferred Stock, with one share authorized. This one share effectively controls the Company by representing no less than 60% of all combined votes of Common and Preferred Stock at any time.

Previously one share of Series A Preferred Stock was held by Accelerate Global Market Solutions, Inc., which was converted into 100,000,000 shares of Common Stock on November 4, 2021.

In March 2022, the Company agreed to issue one share of Series A Preferred Stock to its CEO, John Morgan, in exchange for the cancellation of 175,000,000 shares of Common Stock.  The Common Stock was cancelled on March 31, 2022.  In fulfillment of the original agreement, 1 share of Series A Preferred Stock was issued to John Morgan on January 25, 2023.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Vstock Transfer, LLC, 18 Lafayaette Place, Woodmere, NY 11598, telephone 212-828-8436, www.vstock.com. The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than Five Dollars ($5.00) per share or an exercise price of less than Five Dollars ($5.00) per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker- dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Stock may be subject to such penny stock rules, owners of our common stock will in all likelihood find it more difficult to sell their Common Stock shares in the secondary market.

Dividend Policy

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

Item 12. Indemnification of Directors and Officers.

Our Certificate of Incorporation and bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Nevada Business Corporation Act. Our Certificate of Incorporation states that a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director.

The bylaws state that the company shall, to the maximum extent and in the manner permitted by the Nevada Business Corporation Act, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the company.

Item 13. Financial Statements and Supplementary Data.

The financial statements of the company appear at the end of this report beginning on page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Appointment of Independent Accounting Firm

In October of 2021, the Board approved and ratified the appointment of Olayinka Oyebola & Co. (Chartered Accountants) (“Olayinka”) as the company’s new independent accounting firm. Neither the company nor anyone acting on its behalf has consulted with Olayinka regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the company’s financial statements, and neither a written report nor oral advice was provided to the company that Olayinka concluded was an important factor considered by the company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” (as each term is defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively).

Olayinko completed an audit of our consolidated balance sheets as of August 31, 2021 and August 31, 2022 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the two years in the period ended August 31, 2021 and August 31, 2022.  There were (i) no “disagreements” within the meaning of Item 304(a)(1)(iv) of Regulation S-K, between the Company and Olayinko on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Olayinko would have caused Olayinko to make reference to the subject matter of the disagreement in their reports on the financial statements for such years; and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Item 15. Financial Statements and Exhibits.

(a)Financial Statements.

(b)Exhibits.

Exhibit Number	Exhibit Description
2.1	Articles of Incorporation
2.2	By-Laws
2.3	Order Granting Application for Appointment of International Venture Society as Custodian of Nitches, Inc.
2.4	Certificate of Designation of Special 2020 Series A Preferred Stock
2.5	Certificate of Change
6.1	Template Brand Ambassador Agreement
23.1	Auditor’s Consent

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

Nitches, Inc.

(Registrant)

By: /s/ John Morgan

John Morgan

CEO

Date: February 28, 2023

NITCHES, INC.

Condensed Consolidated Financial Statements

Balance Sheet

	Notes	November 30, 2022	August 31, 2022

ASSETS
Current assets
Cash and cash equivalents	2	$3,972	$71,392
Inventory		140,550	130,550
Total current assets		144,522	201,942

Fixed assets
Property, plant & equipment	4	8,649	8,649
Accumulated depreciation	4	(1,441)	(720)
Software	5	11,900	8,400
Accumulated amortization	5	(1,435)	(840)

Total Assets		$162,195	$217,431

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses		$22,000	$22,000
Loans & notes payable, short-term or current, net of unamortized debt discount of $46,538	6	-	-
Related party loans & notes payable, short-term or current	10	12,000	12,000
Derivative liability	8	45,933	-
Total Liabilities		$84,786	$34,000

Stockholders’ Equity (Deficit)
Preferred stock Series A: par value $0.001, 1 authorized and nil and 1 issued and outstanding at November 30, 2022 and August 31, 2022 respectively	7	-	-
Common stock: par value $0.001, 300,000,000 authorized and 56,759,644 issued and outstanding at November 30, 2022 and August 31, 2022	7	56,759	56,759
Additional paid-in capital		30,224,641	30,224,641
Accumulated deficit		(30,203,991)	(30,097,969)

Total Stockholders’ Equity (Deficit)		77,409	183,431

Total Liabilities And Stockholders’ Equity (Deficit)		$162,195	$217,431

See accompanying notes to these condensed consolidated unaudited financial statements.

NITCHES, INC.

Condensed Consolidated Financial Statements

Statements of Operations

	Three Months Ended November 30,
	2022	2021

Revenues	$1,750	$-

Cost of goods sold	1,879	-

Gross profit	(129)	-

Operating expenses
Selling, general & administrative expenses	93,952	559,958
Depreciation & amortization	1,316	-

Total operating expenses	95,268	559,958

Loss from operations	(95,397)	(559,958)

Other income (expense)
Financing costs	(660)	(195)
Loan interest accrued	(570)	(2,660)
Non-cash interest, convertible loan	(5,000)	-
Amortization of debt discount	(13,462)	-
Gain (loss) on revaluation of derivative liability	9,067	-

Loss before income taxes	$(106,022)	$(562,813)

Provision for income taxes	-	-

Net loss	(106,022)	(562,813)

Net loss per share	$(0.00)	$(0.10)

Weighted average shares outstanding	116,722,144	5,659,644

See accompanying notes to these condensed consolidated unaudited financial statements.

NITCHES, INC.

Condensed Consolidated Financial Statements

Statement of Changes in Stockholders’ Equity

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Surplus (Deficit)	Total

Balance, September 1, 2021	-	$-	105,659,644	$105,659	$28,954,341	$(29,247,001)	$(187,001)

Common stock issued on conversion of preferred stock	-	-	100,000,000	100,000	-	-	100,000
Common stock issued for services	-	-	14,000,000	14,000	406,000	-	420,000
Common stock issued for investment	-	-	(162,900,000)	(162,900)	864,300	-	701,400
Net loss for the year ending August 31, 2022	-	-	-	-	-	(850,968)	(850,968)

Balance, September 1, 2022	-	$-	56,759,644	$56,759	$30,224,641	$(30,097,969)	$183,431

Net loss for three months ended November 30, 2022	-	-	-	-	-	(850,969)	(106,022)

Balance, November 30, 2022	-	$-	56,759,644	$56,759	$30,224,641	$(30,203,991)	$77,409

See accompanying notes to these condensed consolidated unaudited financial statements.

NITCHES, INC.

Condensed Consolidated Financial Statements

Statement of Cash Flow

	Three Months Ended November 30,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(106,022)	$(5,007,500)

Adjustments to reconcile net loss to net cash (used in) operating activities:
Stock issued for services	-	520,000
Depreciation and amortization	1,316	-
Amortization of debt discount	13,462	-
(Gain) loss on revaluation of derivative liability	(9,067)	-
Non-cash interest, convertible loan	5,000	-
Financing costs	660	195
Changes in operating assets and liabilities:
Inventory	(10,000)	-
Accounts payable and other current liabilities	(17,678)	(425)

NET CASH (USED IN) OPERATING ACTIVITIES	(122,329)	(4,487,730)

CASH FLOWS FROM INVESTING ACTIVITIES
Sale (purchase) of tangible assets	-	-
Sale (purchase) of intangible assets	(3,500)	-

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(3,500)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of equity	-	60,000
Proceeds from (repayment of) debt instruments	55,570	5,660
Related party loans	8,500	-
Financing costs	(5,660)	(195)

NET CASH PROVIDED BY FINANCING ACTIVITIES	58,410	65,465

NET (DECREASE) IN CASH	(67,419)	(4,422,265)

Cash, beginning of period	71,391	1,354
Cash, end of period	$3,972	$(4,420,911)

See accompanying notes to these condensed consolidated unaudited financial statements.

NITCHES, INC.

Condensed Consolidated Financial Statements

Notes For the Three Months Ended November 30, 2022 and 2022

NOTE 1. NATURE AND BACKGROUND OF BUSINESS

The accompanying consolidated financial statements include Nitches, Inc. ('NICH' or the 'Company'), a Nevada corporation, its wholly-owned subsidiaries and any majority controlled interests.

Nitches Inc is a diversified company that specializes in creating merchandise, manufacturing high end luxury brands, goods and collectibles for influencers and celebrities. Nitches is focused on sports clothing, athleisure brands, sustainable products, NFTs and technology. We are also taking tremendous steps to protect Nitches and our clients intellectual property by innovating technology to help prevent counterfeiting. In addition to the merchandise and manufacturing, Nitches is partnering with brands that are innovating outside of the box. Our business model is anchored in a long-term vision that builds on the heritage of our brands and stimulates creativity and excellence. Nitches empowers brands, celebrities and influencers with customized merchandise to increase their bottom line from their notoriety and social fame in this social age.

The Company was founded originally as a California corporation as a wholesale importer and distributor of clothing, home décor and tabletop products manufactured to our specifications and distributed in the United States under our brand labels and retailer-owned private labels. The Company moved jurisdiction to Nevada in 2008.

On November 5, 2020, International Ventures Society, LLC, a Nevada limited liability company, was appointed custodian of the Company pursuant to an Order of District Court of Clark County, Nevada. On November 6, the Company adopted amended Articles of Incorporation, which created the 2020 Series A Preferred Stock, with one share authorized. This one share effectively controls the Company by representing no less than 60% of all combined votes of Common and Preferred Stock at any time, and was issued to International Ventures Society LLC on the same day.

On December 16, 2020, International Ventures Society, LLC sold the one outstanding share of 2020 Series A Preferred Stock to Accelerate Global Market Solutions, Inc., a change of control transactions that resulted in John Morgan becoming CEO. This share of 2020 Series A Preferred Stock was converted into 100,000,000 shares of Common Stock on November 4, 2021.

Since February 2022, the Company has announced the completion and launch of its Nitches OVS mobile app, which can be used to prove ownership of the Company's luxury products, apparel and streetwear clothing items, as well as clothing collections in collaboration with legendary football coach Steve Calhoun; superstar vocal coach Nick Cooper; vegan influencer John Lewis; and world-famous artist Voodo Fe with a collection to honor the legendary Miles Davis. In addition, the Company has announced an NFT campaign to focus on inclusivity and the development of its own exclusive clothing line to promote mental well- being.

On April 5, 2022, the Company executed amended loan notes which, in each case, changed the conversion terms from $0.00001 per share to a 50% discount to the lowest market price experienced in the 20 trading days prior to conversion.

On July 21, 2022, the Company announced it had repaid all outstanding loan notes and convertible loan notes, leaving the Company completely debt-free.

To the end of August 2022, the Company continued to work on development and promotion of its clothing ranges.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared for Nitches, Inc. in accordance with accounting principles generally accepted in the United States of America (US GAAP), with all numbers shown in US Dollars.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation of the financial statements have been included. The financial statements include acquired subsidiaries, as discussed below, and include all consolidation entries required to include those subsidiaries.

Revenue Recognition

The Company recognizes revenue under the Financial Accounting Standards Board’s Topic 606, Revenue from Contracts with Customers (‘Topic 606’). Topic 606 has established a five-step process to determine the amount of revenue to record from contracts with customers. The five steps are:

-Determine if we have a contract with a customer;

-Determine the performance obligations in that contract;

-Determine the transaction price;

-Allocate the transaction price to the performance obligations; and

-Determine when to recognize revenue.

Our revenues are generally earned under formal contracts with our customers and are derived from sales of branded clothing products to customers. Our contracts do not include the possibility for additional contingent consideration so that our determination of the contract price does not involve having to consider potential additional variable consideration.

For arrangements with multiple performance obligations (eg. multiple deliveries), we recognize product revenue by allocating the transaction revenue to each performance obligation based on the relative fair value of each deliverable and recognize revenue when performance obligations are met including when product is delivered. Our contracts sometimes require customer payments in advance of revenue recognition. These are recognized as revenue when the Company has fulfilled its obligations under the respective contracts. Until such time, we recognize this prepayment as deferred revenue.

Contracts in progress are included in revenue recognition as unbilled revenues until delivery is made and billing occurs.

On a quarterly basis, we examine all of our fixed-price contracts to determine if there are any losses to be recognized during the period. Any such loss is recorded in the quarter in which the loss first becomes apparent based upon costs incurred to date and the estimated costs to complete as determined by experience from similar contracts. Variations from estimated contract performance could result in adjustments to operating results.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Cash and Cash Equivalents

For the Balance Sheet and Statement of Cash Flows, all highly liquid investments with maturity of three months or less are considered to be cash equivalents. The Company had no cash equivalents as at November 30, 2022 or August 31, 2022.

Accounts Receivable

Accounts receivable are shown net of any allowance for doubtful accounts, determined as such when management has made a decision that an account is not collectible. As at November 30, 2022, the allowance for doubtful or non-collectible accounts receivable was nil.

Inventory

Inventory is stated at the lower of cost (First in, First Out method) or net realizable value. As of November 30, 2022, inventory was held according to the following breakdown:

November 30, 2022
Raw Materials	$0
Work in progress	10,000
Finished Goods	130,550

Total	$140,550

Depreciation and Amortization

Depreciation is applied to all tangible fixed assets in accordance with the useful life of the type of asset, using the straight line method, for the following types of assets:

-Land and buildings - 40 years

-Plant and equipment - 3 years

-Motor vehicles - 3 years

-Leasehold improvements - based on the length of the lease

Amortization is applied to non-tangible assets in accordance with the useful life of the type of asset, using the straight line method, for the following types of assets:

-Software - 5 years

Goodwill is not amortized but is tested for impairment at the end of each financial year to assess the carrying value. If the carrying value is higher than the asset balance, then no impairment is charged to amortization. If the carrying value is lower than the asset balance then an impairment charge is made to amortization for the difference between the values.

Income Taxes

Income taxes are provided in accordance with the FASB Accounting Standards (ASC 740), Accounting for Income Tax. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Any deferred tax expense (benefit) resulting from the net change during the year is shown as deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it was more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Basic and Diluted Net Income (Loss) Per Share

Net income (loss) per unit is calculated in accordance with Codification topic 260, “Earnings per Share” for the periods presented. Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted loss per share has not been presented because the shares of common stock equivalents have not been included in the per share calculations as such inclusion would be anti-dilutive. Diluted earnings per share is based on the assumption that all dilutive stock options, warrants and convertible debt are converted or exercised applying the treasury stock method. Under this method, options, warrants and convertible debt are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase shares of common stock at the average market price during the period. Options, warrants and/or convertible debt will have a dilutive effect during periods of net profit only when the average market price of the units during the period exceeds the exercise or conversion price of the items.

Stock Based Compensation

Codification topic 718 “Stock Compensation” requires that the cost resulting from all share-based transactions be recorded in the financial statements and establishes fair value as the measurement objective for share-based payment transactions with employees and acquired goods or services from non-employees. The codification also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. The Company adopted the codification upon creation of the Company and will expense share-based costs in the period incurred. The Company has not yet adopted a stock option plan and all share-based transactions and share based compensation has been expensed in accordance with the codification guidance.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities”. Professional standards generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instruments are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re- measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument”.

The Company accounts for convertible instruments when it has determined that the embedded conversion options should not be bifurcated from their host instruments in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying shares of common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares of common stock based upon the differences between the fair value of the underlying shares at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event not within the entity’s control could require net cash settlement, then the contract shall be classified as an asset or a liability.

Fair Value of Financial Instruments

We adopted the guidance of ASC-820 for fair value instruments, which clarifies the definition of fair value, prescribes methods for determining fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value, as follows:

Level 1Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2Inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts for cash, accounts receivable, accounts payable and accrued expenses, and loans payable approximate their fair value based on the short- term maturity of these instruments. We did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with the accounting guidance as at November 30, 2022 but we did identify such assets or liabilities as at August 31, 2022, as detailed in Note 11, Derivative Liabilities.

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. We did not elect to apply the fair value option to any outstanding instruments.

Derivative Liabilities

Derivative financial instruments consist of convertible instruments and rights to shares of the Company’s common stock. The Company assessed that it had no derivative liabilities as at August 31, 2022 and derivative liabilities as at August 31, 2021, as detailed in Note 11, Derivative Liabilities.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirement of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described.

Impact of New Accounting Standards

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position, or cash flow.

NOTE 3 - GOING CONCERN

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. Currently, the Company does not have significant cash or other material assets, nor does it have operations or a source of revenue sufficient to cover its operation costs and allow it to continue as a going concern.

The Company has a limited operating history and had a cumulative net loss from inception to November 30, 2022 of $30,203,991. The Company has a working capital surplus of $59,736 as at November 30, 2022.

These financial statements for the three months ended November 30, 2022 have been prepared assuming the Company will continue as a going concern, which is dependent upon the Company’s ability to generate future profits and/or obtain necessary financing to meet its obligations as they come due.

The management has committed to an aggressive growth plan for the Company. The Company’s future operations are dependent upon external funding and its ability to execute its business plan, realize sales and control expenses. Management believes that sufficient funding will be available from additional borrowings and private placements to meet its business objectives including anticipated cash needs for working capital, for a reasonable period of time. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of its business operation, or if obtained, upon terms favorable to the Company.

NOTE 4 - FIXED ASSETS

The Company holds fixed assets with values at November 30, 2022 and August 31, 2022 as follows:

Asset	Useful Life (years)	November 30, 2022	August 31, 2022
Property and equipment	3	$8,649	$8,649
Accumulated depreciation		(1,441)	(720)

Total		$7,208	$7,929

During the three months ended November 30, 2022, a total of $721 was charged to the Statement of Operations for depreciation.

NOTE 5 - INTANGIBLE ASSETS

The Company owned the following intangible assets as at August 31, 2022 and 2021:

Asset	November 30, 2022	August 31, 2022
Nitches software app development	$11,900	$8,400
Accumulated amortization	(1,435)	(840)

Total	$10,465	$7,560

During the three months ended November 30, 2022, a total of $595 was charged to the Statement of Operations for amortization.

NOTE 6 - LOANS AND NOTES PAYABLE

The Company had loans and notes payable as at November 30, 2022 and August 31, 2022 totaling $55,570 and nil respectively, as follows.

Description	Principal Amount	Date of Loan Note	Maturity Date	November 30, 2022	August 31, 2022

Convertible loan note from World Market Ventures for 12 months at interest rate of 9%, convertible at 50% disc. to lowest price in past 30 days	$27,500	10/19/2022	7/19/2023	$27,785	$-
Convertible loan note from CC Strategic Enterprises LLC for 12 months at interest rate of 9%, convertible at 50% disc. to lowest price in past 30 days	27,500	10/19/2022	7/19/2023	27,785	-

Total				$55,570	$-

Long-term total				$-	$-
Short-term total				$55,570	$-

Loans and Notes Amortization	Amount Due
Due within 12 months	$55,570
Due within 24 months	-
Due within 36 months	-
Due within 48 months	-
Due after 48 months	-
Total	$55,570

NOTE 7 - CAPITAL STOCK

The Company is a Nevada corporation with shares of preferred and common stock authorized and issued. As at November 30, 2022 and August 31, 2022, the Company was authorized to issue Preferred Stock and Common Stock as detailed below.

Preferred Stock

Preferred Stock Series A

On November 6, 2020, the Company adopted amended Articles of Incorporation, which created the 2020 Series A Preferred Stock, with one share authorized with a par value of $0.001. This one share effectively controls the Company by representing no less than 60% of all combined votes of Common and Preferred Stock at any time. This one share is also convertible into 100,000,000 shares of common stock at any time.

On November 6, 2020, in accordance with a Court Order, the Company issued the one authorized share of 2020 Series A Preferred Stock to its legally appointed Custodian, International Ventures Society, LLC.

On December 16, 2020, International Venture Society, LLC sold the one share of issued and outstanding 2020 Series A Preferred Stock to Accelerate Global Market Solutions for a total of $55,000, resulting in a change of control.

On November 4, 2021, the holder of the one share of issued and outstanding 2020 Series A Preferred Stock converted this share into 100,000,000 shares of Common Stock.

At November 30, 2022 the Company had no shares of Preferred Stock Series A issued and outstanding.

As at November 30, 2022, the Company had no shares of Preferred Stock issued and outstanding.

Common Stock

As at November 30, 2022, the Company is authorized to issue up to 300,000,000 shares of Common Stock with par value $0.001.

As at September 1, 2021, the Company had 105,659,644 shares of Common Stock issued and outstanding.

On August 3, 2021 the Company issued 100,000,000 shares of Common Stock to am officer for services of $14,000,000, or $.14 per share.

On October 12, 2021 the Company issued 1,000,000 shares of Common Stock to an investor for investment of $30,000, or $.03 per share.

On October 12, 2021 the Company issued 9,000,000 shares of Common Stock to an officer for services of $270,000, or $.03 per share.

On November 4, 2021 the Company issued 1,000,000 shares of Common Stock to an investor for investment of $30,000, or $.03 per share.

On November 4, 2021 the Company issued 100,000,000 shares of Common Stock to an investor for preferred stock conversion of $100,000, or $.001 per share.

On November 4, 2021 the Company issued 5,000,000 shares of Common Stock to an officer for services of $150,000, or $.03 per share.

On December 14, 2021 the Company issued 2,000,000 shares of Common Stock to an investor for investment of $60,000, or $.03 per share. On January 7, 2022 the Company issued 2,000,000 shares of Common Stock to an investor for investment of $60,000, or $.03 per share.

On March 9, 2022 the Company issued 2,000,000 shares of Common Stock to an investor for investment of $60,000, or $.03 per share.

On March 18, 2022 the Company issued 1,000,000 shares of Common Stock to an investor for investment of $30,000, or $.03 per share.

On March 31, 2022 the Company bought back and canceled 189,000,000 shares of Common Stock from various shareholders.

On April 11, 2022 the Company issued 2,500,000 shares of Common Stock to an investor for investment of $75,000, or $.03 per share. On April 11, 2022 the Company issued 1,000,000 shares of Common Stock to an investor for investment of $30,000, or $.03 per share.

On May 9, 2022 the Company issued 2,100,000 shares of Common Stock to an investor for investment of $50,400, or $.024 per share. On June 7, 2022 the Company issued 4,500,000 shares of Common Stock to an investor for investment of $108,000, or $.024 per share.

On July 15, 2022 the Company issued 1,000,000 shares of Common Stock to an investor for investment of $24,000, or $.024 per share. On July 19, 2022 the Company issued 3,000,000 shares of Common Stock to an investor for investment of $72,000, or $.024 per share.

On July 25, 2022 the Company issued 3,000,000 shares of Common Stock to an investor for investment of $72,000, or $.024 per share.

As at November 30, 2022, there were 56,759,644 shares of Common Stock issued and outstanding.

NOTE 8 - DERIVATIVE LIABILITIES

The Company applies the provisions of ASC Topic 815-40, Contracts in Entity’s Own Equity (“ASC Topic 815-40”), under which convertible instruments, which contain terms that protect holders from declines in the stock price (reset provisions), may not be exempt from derivative accounting treatment. As a result, embedded conversion options in convertible debt are recorded as a liability and are revalued at fair value at each reporting date. If the fair value of the note exceeds the face value of the related debt, the excess is recorded as change in fair value in operations on the issuance date.

The Company identified embedded derivatives as a Beneficial Conversion Feature of the 2020 Series A Preferred Stock, issued on November 6, 2020. This was evaluated as $5,000,000, based on the conversion terms of one share of preferred stock for 100,000,000 shares of Common Stock and the price of the Common Stock on the date of issue of $0.05 per share. This was posted to Additional Paid-in Capital and as a loss to the Statement of Operations for the year ended August 31, 2021.

On October 19, 2022, the Company entered into two identical convertible loan notes with a face value of $27,500 each, including an original issuer discount ('OID') of $2,500 in each. The Company identified embedded derivatives related to these Convertible Loan Notes totaling $27,497 for each loan note. These embedded derivatives included certain conversion features, whereby they are convertible at an initial price of $0.0025 per share of common stock. The accounting treatment of derivative financial instruments requires that the Company record the fair value of the derivatives as of the inception date of the Convertible Promissory Notes and to adjust the fair value as of each subsequent balance sheet date. At the inception of the Convertible Promissory Notes, the Company determined a fair value for the embedded derivative using the Black Scholes Model based on the following assumptions.

Dividend yield	0.00%
Volatility	248.05%
Risk-free rate	4.35%

The initial fair value of the embedded debt derivative was $54,994. The proceeds of the note of $50,000 was allocated as a debt discount. The amount in excess of the proceeds of the loan note of $4,994 was charged as interest to the Statement of Operations for the period.

The fair value of the embedded debt derivative was reviewed at November 30, 2022, using the following inputs:

Dividend yield	0.00%
Volatility	245.95%
Risk-free rate	3.92%

The fair value of the embedded debt derivative at November 30, 2022 was $45,933, a decrease in the valuation of the embedded debt derivative of $9,061 for the period.

The following table provides a summary of changes in fair value of the Company’s Level 3 derivative liabilities as at November 30, 2022:

	November 30, 2022	August 31, 2022
Balance, beginning of period	$-	$-
Additions	55,000	-
Mark-to-market at modification date	(9,067)	-
Reclassified to additional paid-in capital upon modification of term	-	-

Net gain due to change in fair value for the period included in statement of operations	$9,067	$-

This mark-to-market decrease of $9,067 for the period ended November 30, 2022 was charged to the statement of operations as a gain on change in value of derivative liabilities.

NOTE 9 - INCOME TAXES

The Company uses the assets and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the assets and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken from year ended December 31, 2015 tax return onwards. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The Company adopted this interpretation effective on inception.

For the year ended August 31, 2022, the Company had available for US federal income tax purposes net operating loss carryovers of $30,085,969, all of which will expire by 2042.

The Company has provided a full valuation allowance against the full amount of the net operating loss benefit, since, in the opinion of management, based upon the earnings history of the Company, it is more likely than not that the benefits will not be realized.

	November 30, 2022	August 31, 2022
Statutory federal income tax rate	21.00%	21.00%
Statutory state income tax rate	0.00%	0.00%
Valuation allowance	(21.00%)	(21.00%)
Effective tax rate	0.00%	0.00%

Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax assets result principally from the following:

Deferred Tax Assets (Gross Values)	November 30, 2022	August 31, 2022
Net operating loss carryover	$(25,183,491)	$(25,085,969)
Less: valuation allowance	25,183,491	25,085,969
Net deferred tax asset	$-	$-

NOTE 10 - RELATED PARTY TRANSACTIONS

There were related party transactions during the three months ended November 30, 2022 and year ending August 31, 2022. The Company's CEO accrued certain amounts of pay, with $18,500 due as at November 30, 2022. In addition, the CEO paid certain invoices on behalf of the Company, totaling $2,000, for a total of $20,500 due to the CEO at November 30, 2022.

NOTE 12 - SUBSEQUENT EVENTS

There were no events to report subsequent to November 30, 2022.

Report of Independent Registered Public Accounting Firm

to the shareholders and the board of directors of Nitches, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nitches, Inc (the “Company”) as of August 31, 2022 and 2021 and the related consolidated statements of operations, changes in shareholders' equity and cash flows, for each of the two years in the period ended August 31, 2022 and 2021, and the related notes collectively referred to as the “financial statements”.

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2022, and 2021, and the results of its operations and its cash flows for the year ended August 31, 2022 and 2021, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming the company will continue as a going concern as disclosed in Note 3 to the financial statement, the Company has continuously incurred a net loss of $850,969 for the year ended August 31, 2022, and an accumulated deficit of $30,097,970 at August 31, 2022. The continuation of the Company as a going concern through August 31, 2021, is dependent upon improving the profitability and the continuing financial support from its stockholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due.

These factors raise substantial doubt about the company ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

/s/ OLAYINKA OYEBOLA & CO.

OLAYINKA OYEBOLA & CO.

(Chartered Accountants)

We have served as the Company’s auditor since October 2021.

November 28th, 2022.

Lagos Nigeria

NITCHES, INC.

Condensed Consolidated Financial Statements

Balance Sheet

	Notes	August 31, 2022	August 31, 2021

ASSETS
Current assets
Cash and cash equivalents	2	$71,391	$1,354
Inventory		130,550	-
Total current assets		201,941	1,354

Fixed assets
Property, plant & equipment	4	8,649	-
Accumulated depreciation	4	(720)	-
Software	5	8,400	-
Accumulated amortization	5	(840)	-

Total Assets		$217,430	$1,354

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses		$22,000	$46,800
Loans & notes payable, short-term or current	6	-	141,555
Related party loans & notes payable, short-term or current	10	12,000	-
Total Liabilities		$34,000	$188,355

Stockholders’ Equity (Deficit)
Preferred stock, Series A, par value $0.001, 1 and Nil authorized and 1 issued and outstanding as of August 31, 2022 and 2021 respectively	7	-	-
Common stock, par value $0.001 per share, 300,000,000 Authorized and 56,759,644 and 105,659,644 shares issued and outstanding as of August 31, 2022 and 2021 respectively	7	56,759	105,659
Additional paid-in capital		30,224,641	28,954,341
Accumulated deficit		(30,097,970)	(29,247,001)

Total Stockholders’ Equity (Deficit)		183,430	(187,001)

Total Liabilities And Stockholders’ Equity (Deficit)		$217,430	$1,354

See accompanying notes to these condensed consolidated unaudited financial statements.

NITCHES, INC.

Condensed Consolidated Financial Statements

Statements of Operations

	For the Year Ending August 31,
	2022	2021

Revenues	$710	$-

Cost of goods sold	5,349	-

Gross profit	(4,639)	-

Operating expenses
Selling, general & administrative expenses	832,184	14,173,971
Depreciation & amortization	1,560	-

Total operating expenses	833,744	14,173,971

Loss from operations	(838,383)	(14,173,971)

Other income (expense)
Financing costs	(12,586)	(6,055)
Beneficial conversion feature	-	(5,000,000)
Other income (expenditure) net	-	25

Loss before income taxes	$(850,969)	$(19,180,001)

Provision for income taxes	-	-

Net loss	(850,969)	(19,180,001)

Net loss per share	$(0.01)	$(0.86)

Weighted average shares outstanding	136,709,644	22,326,311

See accompanying notes to these condensed consolidated unaudited financial statements.

NITCHES, INC.

Condensed Consolidated Financial Statements

Statement of Changes in Stockholders’ Equity

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Surplus (Deficit)	Total

Balance, September 1, 2020	-	$-	5,659,644	$5,659	$10,054,341	$(10,067,000)	$(7,000)

Preferred stock beneficial conversion feature	1	-	-	-	5,000,000	-	5,000,000
Common stock issued for services	-	-	100,000,000	100,000	13,900,000	-	14,000,000
Net loss for the year 2021	-	-	-	-	-	(19,180,001)	(19,180,001)

Balance, September 1, 2020	-	$-	105,659,644	$105,659	$28,954,341	$(29,247,001)	$(187,001)

Common stock issued on conversion of preferred stock	(1)	-	100,000,000	100,000	-	-	100,000
Common stock issued for services	-	-	14,000,000	14,000	406,000	-	420,000
Common stock issued for investment	-	-	(162,900,000)	(162,900)	864,300	-	701,400
Net loss for the year 2022	-	-	-	-	-	(850,969)	(850,969)

Balance, August 31, 2022	-	$-	56,759,644	$56,759	$30,224,641	$(30,097,970)	$183,430

See accompanying notes to these condensed consolidated unaudited financial statements.

NITCHES, INC.

Condensed Consolidated Financial Statements

Statement of Cash Flow

	For the Year Ending August 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(850,969)	$(19,180,001)

Adjustments to reconcile net loss to net cash (used in) operating activities:
Stock issued for services	520,000	14,000,000
Depreciation and amortization	1,560	-
Non-cash interest, convertible loan	-	6,055
Beneficial conversion feature	-	5,000,000
Financing costs	1,807	-
Changes in operating assets and liabilities:
Inventory	(130,550)	-
Accounts payable and other current liabilities	(24,800)	39,800

NET CASH (USED IN) OPERATING ACTIVITIES	(482,952)	(134,146)

CASH FLOWS FROM INVESTING ACTIVITIES
Sale (purchase) of tangible assets	(8,649)	-
Sale (purchase) of intangible assets	(8,400)	-

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(17,049)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of equity	701,400	-
Proceeds from (repayment of) debt instruments	(141,555)	141,555
Related party loans	12,000	-
Financing costs	(1,807)	(6,055)

NET CASH PROVIDED BY FINANCING ACTIVITIES	570,038	135,500

NET INCREASE IN CASH	70,037	1,354

Cash, beginning of year	1,354	-
Cash, end of year	$71,391	$1,354

SUPPLEMENTAL DISCLOSURES
Supplemental schedules of non-cash investing and financing activities
Issuance of stock at par for officer’s compensation	$420,000	$14,000,000
Issuance of stock for asset acquisition	$-	$-
Interest paid	$16,834	$-

See accompanying notes to these condensed consolidated unaudited financial statements.

NITCHES, INC.

Condensed Consolidated Financial Statements

Notes For the Year Ending August 31, 2022 and 2021

Note 1 - Organization and Operations

The accompanying consolidated financial statements include Nitches, Inc. (‘NICH’ or the ‘Company’), a Nevada corporation, its wholly-ownedsubsidiaries and any majority controlled interests.

Nitches Inc is a diversified company that specializes in creating merchandise, manufacturing high end luxury brands, goods and collectibles for influencers and celebrities. Nitches is focused on sports clothing, athleisure brands, sustainable products, NFTs and technology. We are also taking tremendous steps to protect Nitches and our clients intellectual property by innovating technology to help prevent counterfeiting. In addition to the merchandise and manufacturing, Nitches is partnering with brands that are innovating outside of the box. Our business model is anchored in a long-term vision that builds on the heritage of our brands and stimulates creativity and excellence. Nitches empowers brands, celebrities and influencers with customized merchandise to increase their bottom line from their notoriety and social fame in this social age.

The Company was founded originally as a California corporation as a wholesale importer and distributor of clothing, home décor and tabletop products manufactured to our specifications and distributed in the United States under our brand labels and retailer-owned private labels. The Company moved jurisdiction to Nevada in 2008.

On November 5, 2020, International Ventures Society, LLC, a Nevada limited liability company, was appointed custodian of the Company pursuant to an Order of District Court of Clark County, Nevada. On November 6, the Company adopted amended Articles of Incorporation, which created the 2020 Series A Preferred Stock, with one share authorized. This one share effectively controls the Company by representing no less than 60% of all combined votes of Common and Preferred Stock at any time, and was issued to International Ventures Society LLC on the same day.

On December 16, 2020, International Ventures Society, LLC sold the one outstanding share of 2020 Series A Preferred Stock to Accelerate Global Market Solutions, Inc., a change of control transactions that resulted in John Morgan becoming CEO. This share of 2020 Series A Preferred Stock was converted into 100,000,000 shares of Common Stock on November 4, 2021.

Since February 2022, the Company has announced the completion and launch of its Nitches OVS mobile app, which can be used to prove ownership of the Company’s luxury products, apparel and streetwear clothing items, as well as clothing collections in collaboration with legendary football coach Steve Calhoun; superstar vocal coach Nick Cooper; vegan influencer John Lewis; and world-famous artist Voodo Fe with a collection to honor the legendary Miles Davis. In addition, the Company has announced an NFT campaign to focus on inclusivity and the development of its own exclusive clothing line to promote mental well being.

On April 5, 2022, the Company executed amended loan notes which, in each case, changed the conversion terms from $0.00001 per share to a 50% discount to the lowest market price experienced in the 20 trading days prior to conversion.

On July 21, 2022, the Company announced it had repaid all outstanding loan notes and convertible loan notes, leaving the Company completely debt-free. To the end of August 2022, the Company continued to work on development and promotion of its clothing ranges.

Note 2 - Summary of Significant Accounting Policies Basis

Basis of Presentation

The accompanying financial statements have been prepared for Nitches, Inc. in accordance with accounting principles generally accepted in the United States of America (US GAAP), with all numbers shown in US Dollars.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation of the financial statements have been included. The financial statements include acquired subsidiaries, as discussed below, and include all consolidation entries required to include those subsidiaries.

Revenue Recognition

The Company recognizes revenue under the Financial Accounting Standards Board’s Topic 606, Revenue from Contracts with Customers (‘Topic 606’). Topic 606 has established a five-step process to determine the amount of revenue to record from contracts with customers. The five steps are:

-Determine if we have a contract with a customer;

-Determine the performance obligations in that contract;

-Determine the transaction price;

-Allocate the transaction price to the performance obligations; and

-Determine when to recognize revenue.

Our revenues are generally earned under formal contracts with our customers and are derived from sales of branded clothing products to customers. Our contracts do not include the possibility for additional contingent consideration so that our determination of the contract price does not involve having to consider potential additional variable consideration.

For arrangements with multiple performance obligations (eg. multiple deliveries), we recognize product revenue by allocating the transaction revenue to each performance obligation based on the relative fair value of each deliverable and recognize revenue when performance obligations are met including when product is delivered. Our contracts sometimes require customer payments in advance of revenue recognition. These are recognized as revenue when the Company has fulfilled its obligations under the respective contracts. Until such time, we recognize this prepayment as deferred revenue.

Contracts in progress are included in revenue recognition as unbilled revenues until delivery is made and billing occurs.

On a quarterly basis, we examine all of our fixed-price contracts to determine if there are any losses to be recognized during the period. Any such loss is recorded in the quarter in which the loss first becomes apparent based upon costs incurred to date and the estimated costs to complete as determined by experience from similar contracts. Variations from estimated contract performance could result in adjustments to operating results.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Cash and Cash Equivalents

For the Balance Sheet and Statement of Cash Flows, all highly liquid investments with maturity of three months or less are considered to be cash equivalents. The Company had no cash equivalents as at August 31, 2022 or 2021.

Accounts Receivable

Accounts receivable are shown net of any allowance for doubtful accounts, determined as such when management has made a decision that an account is not collectible. As at August 31, 2022, the allowance for doubtful or non-collectible accounts receivable was nil.

Inventory

Inventory is stated at the lower of cost (First in, First Out method) or net realizable value.  As of August 31, 2022, inventory was held according  to the following breakdown:

August 31, 2022
Raw Materials	$0
Work in progress	0
Finished Goods	130,550

Total	$130,550

Depreciation and Amortization

Depreciation is applied to all tangible fixed assets in accordance with the useful life of the type of asset, using the straight line method, for the following types of assets:

-Land and buildings - 40 years

-Plant and equipment - 3 years

-Motor vehicles - 3 years

-Leasehold improvements - based on the length of the lease

Amortization is applied to non-tangible assets in accordance with the useful life of the type of asset, using the straight line method, for the following types of assets:

-Software - 5 years

Goodwill is not amortized but is tested for impairment at the end of each financial year to assess the carrying value. If the carrying value is higher than the asset balance, then no impairment is charged to amortization. If the carrying value is lower than the asset balance then an impairment charge is made to amortization for the difference between the values.

Income Taxes

Income taxes are provided in accordance with the FASB Accounting Standards (ASC 740), Accounting for Income Tax. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Any deferred tax expense (benefit) resulting from the net change during the year is shown as deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it was more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Basic and Diluted Net Income (Loss) Per Share

Net income (loss) per unit is calculated in accordance with Codification topic 260, “Earnings per Share” for the periods presented. Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted loss per share has not been presented because the shares of common stock equivalents have not been included in the per share calculations as such inclusion would be anti-dilutive. Diluted earnings per share is based on the assumption that all dilutive stock options, warrants and convertible debt are converted or exercised applying the treasury stock method. Under this method, options, warrants and convertible debt are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase shares of common stock at the average market price during the period. Options, warrants and/or convertible debt will have a dilutive effect during periods of net profit only when the average market price of the units during the period exceeds the exercise or conversion price of the items.

Stock Based Compensation

Codification topic 718 “Stock Compensation” requires that the cost resulting from all share-based transactions be recorded in the financial statements and establishes fair value as the measurement objective for share-based payment transactions with employees and acquired goods or services from non-employees. The codification also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. The Company adopted the codification upon creation of the Company and will expense share-based costs in the period incurred. The Company has not yet adopted a stock option plan and all share-based transactions and share based compensation has been expensed in accordance with the codification guidance.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities”. Professional standards generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instruments are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re- measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument”.

The Company accounts for convertible instruments when it has determined that the embedded conversion options should not be bifurcated from their host instruments in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying shares of common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares of common stock based upon the differences between the fair value of the underlying shares at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event not within the entity’s control could require net cash settlement, then the contract shall be classified as an asset or a liability.

Fair Value of Financial Instruments

We adopted the guidance of ASC-820 for fair value instruments, which clarifies the definition of fair value, prescribes methods for determining fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value, as follows:

Level 1Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2Inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts for cash, accounts receivable, accounts payable and accrued expenses, and loans payable approximate their fair value based on the short- term maturity of these instruments. We did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with the accounting guidance as at August 31, 2022 but we did identify such assets or liabilities as at August 31, 2021, as detailed in Note 11, Derivative Liabilities.

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. We did not elect to apply the fair value option to any outstanding instruments.

Derivative Liabilities

Derivative financial instruments consist of convertible instruments and rights to shares of the Company’s common stock. The Company assessed that it had no derivative liabilities as at August 31, 2022 and derivative liabilities as at August 31, 2021, as detailed in Note 11, Derivative Liabilities.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirement of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described.

Impact of New Accounting Standards

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position, or cash flow.

Note 3 - Going Concern

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. Currently, the Company does not have significant cash or other material assets, nor does it have operations or a source of revenue sufficient to cover its operation costs and allow it to continue as a going concern.

The Company has a limited operating history and had a cumulative net loss from inception to August 31, 2022 of $30,097,970. The Company has a working capital surplus of $167,941 as at August 31, 2022.

These financial statements for the year ending August 31, 2022 have been prepared assuming the Company will continue as a going concern, which is dependent upon the Company’s ability to generate future profits and/or obtain necessary financing to meet its obligations as they come due.

The management has committed to an aggressive growth plan for the Company. The Company’s future operations are dependent upon external funding and its ability to execute its business plan, realize sales and control expenses. Management believes that sufficient funding will be available from additional borrowings and private placements to meet its business objectives including anticipated cash needs for working capital, for a reasonable period of time. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of its business operation, or if obtained, upon terms favorable to the Company.

Note 4 - Fixed Assets

The Company holds fixed assets with values at August 31, 2022 and 2021 as follows:

Asset	Useful Life (years)	August 31, 2022	August 31, 2021
Property and equipment	3	$8,649	$-
Accumulated depreciation		(720)	-

Total		$7,929	$-

During the year ending August 31, 2022, a total of $720 was charged to the Statement of Operations for depreciation.

Note 5 - Intangible Assets

The Company owned the following intangible assets as at August 31, 2022 and 2021:

Asset	August 31, 2022	August 31, 2021
Nitches software app development	$8,400	$-
Accumulated amortization	(840)	-

Total	$7,560	$-

During the year ending August 31, 2022, a total of $840 was charged to the Statement of Operations for amortization.

Note 6 - Loans and Notes Payable

The Company had no loans or notes payable as at August 31, 2022.

Description	Principal Amount	Date of Loan Note	Maturity Date	August 31, 2022	August 31, 2021

Convertible loan from World Market Ventures, 6 months at interest rate of 9%, convertible at $0.00001 per share at holder’s option	$35,000	12/28/2020	6/28/2021	$-	$37,123
Convertible loan from World Market Ventures, 6 months at interest rate of 9%, convertible at $0.00001 per share at holder’s option	58,000	1/8/2021	7/8/2021	-	61,361
Convertible loan from World Market Ventures, 6 months at interest rate of %, convertible at $0.00001 per share at holder’s option	20,000	5/10/2021	11/10/2021	-	20,000
Convertible loan from World Market Ventures, 6 months at interest rate of 9%, convertible at $0.00001 per share at holder’s option	22,500	5/20/2021	11/20/2021	-	23,071

Total				$-	$141,555

Long-term total				$-	$-
Short-term total				$-	$141,555

Loans and Notes Amortization	Amount Due
Due within 12 months	$-
Due within 24 months	-
Due within 36 months	-
Due within 48 months	-
Due after 48 months	-
Total	$-

Note 7 - Capital Stock

The Company is a Nevada corporation with shares of preferred and common stock authorized and issued. As at August 31, 2022 and 2021, the Company was authorized to issue Preferred Stock and Common Stock as detailed below.

Preferred Stock

At August 31, 2022 the Company had authorized Preferred Stock in one designation totaling 1 share:

Preferred Stock Series A

The Company is authorized to issue 1 share of Series A, with a par value of $0.001 per share. As at September 1, 2019, the Company had no shares of Series A preferred stock issued and outstanding.

On November 6, 2020, the Company adopted amended Articles of Incorporation, which created the 2020 Series A Preferred Stock, with one share authorized with a par value of $0.001. This one share effectively controls the Company by representing no less than 60% of all combined votes of Common and Preferred Stock at any time. This one share is also convertible into 100,000,000 shares of common stock at any time.

On November 6, 2020, in accordance with a Court Order, the Company issued the one authorized share of 2020 Series A Preferred Stock to its legally appointed Custodian, International Ventures Society, LLC.

On December 16, 2020, International Venture Society, LLC sold the one share of issued and outstanding 2020 Series A Preferred Stock to Accelerate Global Market Solutions for a total of $55,000, resulting in a change of control.

On November 4, 2021, the holder of the one share of issued and outstanding 2020 Series A Preferred Stock converted this share into 100,000,000 shares of Common Stock.

At August 31, 2022 the Company had no shares of Preferred Stock Series A issued and outstanding.

As at August 31, 2022, the Company had no shares of Preferred Stock issued and outstanding.

Common Stock

As at August 31, 2022, the Company is authorized to issue up to 300,000,000 shares of Common Stock with par value $0.001.

As at September 1, 2020, the Company had 5,659,644 shares of Common Stock issued and outstanding.

On August 3, 2021, the Company issued 100,000,000 shares of Common Stock to an officer for services of $14,000,000, or $.14 per share.

On October 12, 2021, the Company issued 1,000,000 shares of Common Stock to an investor for investment of $30,000, or $.03 per share.

On October 12, 2021, the Company issued 9,000,000 shares of Common Stock to an officer for services of $270,000, or $.03 per share.

On November 4, 2021, the Company issued 1,000,000 shares of Common Stock to an investor for investment of $30,000, or $.03 per share.

On November 4, 2021, the Company issued 100,000,000 shares of Common Stock to an investor for preferred stock conversion of $100,000, or $.001 per share.

On November 4, 2021, the Company issued 5,000,000 shares of Common Stock to an officer for services of $150,000, or $.03 per share.

On December 14, 2021, the Company issued 2,000,000 shares of Common Stock to an investor for investment of $60,000, or $.03 per share.

On January 7, 2022, the Company issued 2,000,000 shares of Common Stock to an investor for investment of $60,000, or $.03 per share.

On March 9, 2022, the Company issued 2,000,000 shares of Common Stock to an investor for investment of $60,000, or $.03 per share.

On March 18, 2022, the Company issued 1,000,000 shares of Common Stock to an investor for investment of $30,000, or $.03 per share.

On March 31, 2022, the Company bought back and canceled 189,000,000 shares of Common Stock from various shareholders.

On April 11, 2022, the Company issued 4,500,000 shares of Common Stock to an investor for investment of $75,000, or $.03 per share.

On April 11, 2022, the Company issued 1,000,000 shares of Common Stock to an investor for investment of $30,000, or $.03 per share.

On May 9, 2022, the Company issued 2,100,000 shares of Common Stock to an investor for investment of $50,400, or $.024 per share.

On June 7, 2022, the Company issued 4,500,000 shares of Common Stock to an investor for investment of $108,000, or $.024 per share.

On July 15, 2022, the Company issued 1,000,000 shares of Common Stock to an investor for investment of $24,000, or $.024 per share.

On July 19, 2022, the Company issued 3,000,000 shares of Common Stock to an investor for investment of $72,000, or $.024 per share.

On July 25, 2022, the Company issued 3,000,000 shares of Common Stock to an investor for investment of $72,000, or $.024 per share.

As at August 31, 2022, there were 56,759,644 shares of Common Stock issued and outstanding.

Note 8 - Derivative Liabilities

The Company applies the provisions of ASC Topic 815-40, Contracts in Entity’s Own Equity (“ASC Topic 815-40”), under which convertible instruments, which contain terms that protect holders from declines in the stock price (reset provisions), may not be exempt from derivative accounting treatment. As a result, embedded conversion options in convertible debt are recorded as a liability and are revalued at fair value at each reporting date. If the fair value of the note exceeds the face value of the related debt, the excess is recorded as change in fair value in operations on the issuance date.

The Company identified embedded derivatives as a Beneficial Conversion Feature of the 2020 Series A Preferred Stock, issued on November 6, 2020. This was evaluated as $5,000,000, based on the conversion terms of one share of preferred stock for 100,000,000 shares of Common Stock and the price of the Common Stock on the date of issue of $0.05 per share. This was posted to Additional Paid-in Capital and as a loss to the Statement of Operations for the year ended August 31, 2021.

Note 9 - Income Taxes

The Company uses the assets and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the assets and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken from year ended December 31, 2015 tax return onwards. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The Company adopted this interpretation effective on inception.

For the year ended August 31, 2022, the Company had available for US federal income tax purposes net operating loss carryovers of $30,085,970, all of which will expire by 2042.

The Company has provided a full valuation allowance against the full amount of the net operating loss benefit, since, in the opinion of management, based upon the earnings history of the Company, it is more likely than not that the benefits will not be realized.

	August 31, 2022	August 31, 2021
Statutory federal income tax rate	21.00%	21.00%
Statutory state income tax rate	0.00%	0.00%
Valuation allowance	(21.00%)	(21.00%)
Effective tax rate	0.00%	0.00%

Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax assets result principally from the following:

Deferred Tax Assets (Gross Values)	August 31, 2022	August 31, 2021
Net operating loss carryover	$(25,085,970)	$(24,247,001)
Less: valuation allowance	25,085,970	24,247,001
Net deferred tax asset	$-	$-

Note 10 - Related Party Transactions

There were related party transactions during the year ending August 31, 2022 and 2021. The Company’s CEO accrued certain amounts of pay, with $10,000 still due as at August 31, 2022. In addition, the CEO paid certain invoices on behalf of the Company, totaling $2,000, for a total of $12,000 due to the CEO at August 31, 2022.

Note 11 - Commitments and Contingencies

As at August 31, 2022 and 2021, the Company had no commitments or contingencies

Note 12 - Subsequent Events

Subsequent to August 31, 2022, the Company reported the following events:

On October 19, 2022, the Company entered into two secured convertible loan notes with identical terms. The first loan note was with World Market Ventures, for $27,500 with an original issuer discount of $2,500, meaning that the Company received $25,000. The term was 9 months, with interest charged at a rate of 9% annually, though is not due to be paid until the end of the term or upon any acceleration of payment. The Company must pay down the balance of the note at a rate of 25% of any qualified offering proceeds received after the initial $50,000, with no other form of prepayment allowed. Default interest will be charged at 12% in the event the note is not repaid by the end of the term. The note may be converted initially into common stock at a rate of $0.00375 per share of common stock, representing 75% of the trading price of the stock as at the date of the note. This initial conversion price gives way to a variable conversion price of a 50% discount to the lowest market price within the 30 trading day ending on the day before any conversion. The second note, on exactly the same terms, was issued to CC Strategic Enterprise LLC.